Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-277499
333-277499-01

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 29, 2024)

Woodside Finance Limited

US$1,250,000,000 5.100% Senior Notes due 2034

US$750,000,000 5.700% Senior Notes due 2054

Fully and unconditionally guaranteed by

Woodside Energy Group Ltd

Woodside Finance Limited is offering and selling US$1,250,000,000 aggregate principal amount of 5.100% senior notes due 2034 (the “2034 notes”) and US$750,000,000 aggregate principal amount of 5.700% senior notes due 2054 (the “2054 notes”, and together with the 2034 notes, the “notes”). Woodside Finance Limited will pay interest on each series of notes semi-annually in arrears on March 12 and September 12 of each year, beginning on March 12, 2025 until, and including, the respective maturity date of such series of notes.

The notes will be issued by Woodside Finance Limited (the “issuer”), and will be guaranteed by Woodside Energy Group Ltd (the “guarantor”). The notes will rank equally in right of payment with all of the issuer’s other unsecured and unsubordinated debt obligations. The guarantees will rank equally in the right of payment with the guarantor’s other unsecured and unsubordinated debt obligations.

The issuer will make payments of principal and interest on the notes, and the guarantor will make any payments coming due under the guarantees, free and clear of, and without withholding or deduction for, any Australian taxes. In the event that payments of principal and interest on the notes or the guarantees become subject to Australian withholding tax, the issuer or the guarantor, as applicable, will pay additional amounts so that the amount received by holders of notes after withholding tax will equal the amount that would have been received had no withholding tax been applicable, subject to some exceptions described in the attached prospectus.

Each series of the notes will be redeemable by the issuer, at its option, in whole or in part, at any time at the redemption prices described in this prospectus supplement.

In the event that changes in withholding tax law, treaties or interpretations require the issuer or the guarantor to pay these additional amounts, it may redeem the notes before their stated maturity at a price equal to 100% of their principal amount plus accrued interest to, but not including, the redemption date.

See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 2 of the attached prospectus for a discussion of material risks that you should consider before deciding whether to invest in the notes.

	The 2034 notes			The 2054 notes
	Per Note	Total		Per Note	Total
Public Offering Price(1)	99.744%	US$	1,246,800,000	99.644%	US$	747,330,000
Underwriting Discount	0.45%	US$	5,625,000	0.875%	US$	6,562,500
Proceeds to the issuer (before expenses)(1)	99.294%	US$	1,241,175,000	98.769%	US$	740,767,500

(1)	Plus accrued interest, if any, from September 12, 2024, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offence.

The notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, Luxembourg, on or about September 12, 2024.

Joint Bookrunners

Barclays	J.P. Morgan	Mizuho	UBS Investment Bank

September 5, 2024.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

You should read this prospectus supplement along with the attached prospectus. Both documents contain information you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or the free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom (the “UK”) by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the UK (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

S-ii

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are high net worth entities, or other persons to whom it may otherwise lawfully be communicated who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) are outside the UK (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relates will be engaged in only with relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, the terms “we,” “our,” “us,” and “Woodside” refer to Woodside Energy Group Ltd and its subsidiaries (including the issuer). We refer to Woodside Finance Limited as “Woodside Finance” or the “issuer.” We refer to Woodside Energy Group Ltd as the “guarantor.”

This prospectus supplement contains the terms for this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in, or incorporated by reference into, the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the information in the attached prospectus, then the information in, or incorporated by reference into, this prospectus supplement, will apply and will supersede that information in, or incorporated by reference into, the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings given to those terms in the attached prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Where you can find additional information.”

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including documents that are filed with the SEC and incorporated by reference herein, and the attached prospectus contain certain forward-looking statements, which involve risks and uncertainties. These statements may relate to Woodside’s business and operations, market conditions, results of operations and financial condition, including, for example, but not limited to, statements regarding outcomes of transactions, including the timing, terms and potential benefits of the proposed acquisition of Tellurian and the OCI Clean Ammonia Project, long-term demand for Woodside’s products, development, completion and execution of Woodside’s projects, expectations regarding future capital expenditures, the payment of future dividends and the amount thereof, future results of projects, operating activities, and new energy products, expectations and plans for renewables production capacity and investments in, and development of, renewables projects, expectations and guidance with respect to production, capital and exploration expenditure and gas hub exposure, and expectations regarding the achievement of Woodside’s net equity Scope 1 and 2 greenhouse gas emissions reduction and new energy investment targets and other climate and sustainability goals.

All statements, other than statements of historical or present facts, are forward-looking statements and generally may be identified by the use of forward-looking words such as “guidance”, “foresee”, “likely”, “potential”, “anticipate”, “believe”, “aim”, “aspire”, “estimate”, “expect”, “intend”, “may”, “target”, “plan”, “strategy”, “forecast”, “outlook”, “project”, “schedule”, “will”, “should”, “seek” and other similar words or expressions. Similarly, statements that describe the objectives, plans, goals or expectations of Woodside are forward-looking statements.

Forward-looking statements included in or incorporated by reference into this prospectus supplement are not guidance, forecasts, guarantees or predictions of future events or performance, but are in the nature of future expectations that are based on management’s current expectations and assumptions.

Those statements and any assumptions on which they are based are subject to change without notice and are subject to inherent known and unknown risks, uncertainties, assumptions and other factors, many of which are beyond the control of Woodside, its related bodies corporate and their respective officers, directors, employees, advisers or representatives.

S-iv

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in commodity prices, actual demand for Woodside products, currency fluctuations, geotechnical factors, drilling and production results, gas commercialization, development progress, operating results, engineering estimates, reserve estimates, loss of market, industry competition, environmental risks, climate related risks, physical risks, legislative, fiscal and regulatory developments, changes in accounting standards, economic and financial markets conditions in various countries and regions, political risks, the actions of third parties, project delay or advancement, regulatory approvals, the impact of armed conflict and political instability (such as the ongoing conflict in Ukraine and in the Middle East) on economic activity and oil and gas supply and demand, cost estimates, the effect of future regulatory or legislative actions on Woodside or the industries in which it operates, including potential changes to tax laws, the impact of general economic conditions, inflationary conditions, prevailing exchange rates and interest rates and conditions in financial markets, and risks associated with acquisitions, mergers and joint ventures, including difficulties integrating businesses, uncertainty associated with financial projections, restructuring, increased costs and adverse tax consequences, and uncertainties and liabilities associated with acquired and divested properties and businesses.

Additional information, including information regarding factors that may affect Woodside and our business, is contained in the Annual Report on Form 20-F of the guarantor for the fiscal year ended December 31, 2023, as filed with the SEC on February 27, 2024, in the other documents that we have incorporated by reference into this prospectus and in the other documents we file with the SEC or that can be found on Woodside’s website at www.woodside.com. See “Incorporation by reference” and “Where You Can Find More Information About Woodside” below. Except for the documents specifically incorporated by reference into this prospectus supplement and the attached prospectus, the information contained on, or that can be accessed through, our website or the SEC’s website, is not part of, and is not incorporated into, this prospectus supplement, the attached prospectus or the registration statement of which the attached prospectus is a part.

If any of the assumptions on which a forward-looking statement is based were to change or be found to be incorrect, this would likely cause outcomes to differ from the statements made in this prospectus supplement, including documents that are filed with the SEC and incorporated by reference herein, and the attached prospectus.

Investors are strongly cautioned not to place undue reliance on any forward-looking statements. Actual results or performance may vary materially from those expressed in, or implied by, any forward-looking statements. None of Woodside nor any of its related bodies corporate, nor any of their respective officers, directors, employees, advisers or representatives, nor any person named in this prospectus supplement, including documents that are filed with the SEC and incorporated by reference herein, or the attached prospectus or involved in the preparation of the information therein, makes any representation, assurance, guarantee or warranty (either express or implied) as to the accuracy or likelihood of fulfilment of any forward-looking statement, or any outcomes, events or results expressed or implied in any such forward-looking statement.

All forward-looking statements contained in this prospectus supplement, including documents that are filed with the SEC and incorporated by reference herein, and the attached prospectus, reflect Woodside’s views held as at the date of this prospectus supplement or the documents incorporated by reference herein, as applicable, and, except as required by applicable law, neither Woodside, its related bodies corporate, nor any of their respective officers, directors, employees, advisers or representatives intends to, undertakes to, or assumes any obligation to, provide any additional information or update or revise any of these statements after the date of this prospectus supplement or the documents incorporated by reference herein, as applicable, either to make them conform to actual results or as a result of new information, future events, changes in Woodside’s expectations or otherwise.

Past performance (including historical financial and operational information) is given for illustrative purposes only. It should not be relied on as, and is not necessarily, a reliable indicator of future performance, including future security prices.

INDUSTRY AND MARKET DATA

This prospectus supplement contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties. These industry publications and third-party studies generally state that the information they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While Woodside believes that each of these publications and third-party studies is reliable, Woodside has not independently verified the market and industry data obtained from these third-party sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus supplement and may differ among third-party sources. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and in “Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in Woodside’s estimates or those of independent third parties.

S-v

CLIMATE STRATEGY AND EMISSIONS DATA

All greenhouse gas emissions data in, or incorporated by reference into, this prospectus supplement are estimates, due to the inherent uncertainty and limitations in measuring or quantifying greenhouse gas emissions, and our methodologies for measuring or quantifying greenhouse gas emissions may evolve as best practices continue to develop and data quality and quantity continue to improve.

Woodside “greenhouse gas” or “emissions” information reported are net equity Scope 1 greenhouse gas emissions, Scope 2 greenhouse gas emissions, and/or Scope 3 greenhouse gas emissions, unless otherwise stated.

The glossary and footnotes to Woodside’s annual report on Form 20-F provide further clarification of “lower carbon” where applicable. Woodside uses the term ‘lower-carbon services’ to describe technologies, such as carbon capture utilization and storage, or “CCUS”, or offsets, that may be capable of reducing the net greenhouse gas emissions of our customers.

Additionally, the developments of environmental and climate change-related issues discussed in this prospectus supplement or the information incorporated by reference herein are based on various frameworks and the interests of various stakeholders that are subject to evolve independently of our will. Moreover, our disclosures on such issues, including climate-related disclosures, may include information that is not necessarily “material” under US securities laws for SEC reporting purposes or under applicable securities law.

Scope 3 targets are subject to commercial arrangements, commercial feasibility, regulatory and joint venture approvals, and third party activities (which may or may not proceed). Individual investment decisions are subject to Woodside’s investment targets. Such targets are not guidance. Scope 3 targets potentially include both organic and inorganic investment.

CREDIT RATINGS

The credit ratings ascribed to us are intended to reflect our ability to meet our payment obligations in respect of the notes and the guarantees, and may not reflect the potential impact of any changes in future expectations concerning our results of operations or financial condition, risks related to our business structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the notes. There can be no assurance that our credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely if, in the applicable rating agency’s judgment, circumstances so warrant.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information it files or furnishes with the SEC. This permits us to disclose important information to you by referring you to these filed or furnished documents. Any information referenced in this way is considered part of this prospectus supplement and the attached prospectus, and any information that we file or furnish with the SEC subsequent to this prospectus supplement and incorporate by reference into this prospectus supplement and the attached prospectus will automatically be deemed to update and supersede this information, as described in more detail below.

We incorporate by reference the following documents that have been filed or furnished with the SEC:

•	The Annual Report on Form 20-F of the guarantor for the fiscal year ended December 31, 2023, as filed with the SEC on February 27, 2024 (the “2023 Form 20-F”).

S-vi

•

The Report on Form 6-K furnished to the SEC on August 30, 2024, attaching as exhibits portions of (i) Woodside’s Half-Year Report, containing the unaudited consolidated financial statements for the half year ended June 30, 2024, and related management’s discussion and analysis of financial condition and results of operations (the “2024 Half-Year Report”), (ii) Woodside’s Second Quarter Report for the period ended June 30, 2024 (the “2024 Second Quarter Operational Report”), containing operational information for the period ended June 30, 2024, and (iii) information previously-furnished by Woodside in connection with its full-year 2023 and half-year 2024 results announcements.

•

Our reports on Form 6-K furnished to the SEC after the date of this prospectus supplement, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus supplement.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement, this prospectus supplement and the attached prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the attached prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference in such documents). Requests should be directed to Woodside Energy Group Ltd, Attention: Treasury Team, Mia Yellagonga, 11 Mount Street, Perth, Western Australia, 6000, Australia, Telephone: +61-8-9348-4000.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WOODSIDE

The guarantor files or furnishes annual and other reports and other information with the SEC. Documents that it files with the SEC are available on the website maintained by the SEC (www.sec.gov) and on our website at www.woodside.com.

The guarantor’s ordinary shares are publicly traded on the Australian Securities Exchange (“ASX”), on the Main Market for listed securities of the London Stock Exchange (“LSE”) (with trades settled in the form of UK Depository Interests) and on the New York Stock Exchange (“NYSE”) (in the form of American Depositary Shares). You can consult reports and other information about Woodside that the guarantor filed pursuant to the rules of the ASX, the LSE and the NYSE at such exchanges.

Additional information regarding Woodside may be obtained on our website at www.woodside.com. Except for the documents specifically incorporated by reference into this prospectus supplement and the attached prospectus, the information contained on, or that can be accessed through, our website or the SEC’s website, or the foregoing exchanges, is not part of, and is not incorporated into, this prospectus supplement, the attached prospectus or the registration statement of which the attached prospectus is a part.

S-vii

SUMMARY

Woodside

We are a global energy company, founded in Australia, providing reliable and affordable energy to help people lead better lives.

Woodside is the number one Australian liquified natural gas (“LNG”) producer by volume and provides approximately 20% of the domestic Australian gas supply (Western Australia: 22%; East Coast: 17%), according to estimates of the Australian Energy Market Operator (2023).

Following our merger with BHP’s petroleum business in 2022, we have become a larger supplier of energy to the world through an expanded global portfolio. Woodside’s Australian portfolio consists of operated and non-operated oil and gas projects across Australia. Woodside’s international portfolio includes assets in the Gulf of Mexico, the Caribbean and Senegal. We also have opportunities across gas, oil and new energy, including carbon capture and storage and hydrogen.

In 2023, Woodside achieved record full-year production of 187.2 MMboe (513 Mboe/day) from our expanded global portfolio.1 Woodside added 266 MMboe of proved oil and gas reserves in 2023, replacing 132 percent of production.2 For the half year period ended June 30, 2024, Woodside’s production was 89.3 MMboe (491 Mboe/day).

Recent Developments

Tellurian Acquisition

On July 22, 2024, Woodside entered into a definitive agreement to acquire all issued and outstanding common stock of Tellurian, including its owned and operated US Gulf Coast Driftwood LNG development opportunity (“Driftwood LNG”). Under the proposed transaction (the “Tellurian Acquisition”), Woodside, or a wholly owned subsidiary of Woodside, will acquire 100% of the issued and outstanding shares of common stock of Tellurian Inc. (“Tellurian”). The consideration for the transaction is an all-cash payment of approximately US$900 million, or US$1.00 per share of outstanding Tellurian common stock. The implied enterprise value is approximately US$1,200 million;3 the transaction represents an opportunity for which construction has commenced and with more than US$1 billion of expenditure incurred to date. Tellurian’s Board of Directors has approved the transaction and has recommended that its shareholders approve the transaction.

Driftwood LNG is a fully permitted, pre-final investment decision (“FID”) development opportunity located near Lake Charles, Louisiana. The current development plan comprises five LNG trains through four phases, with a total permitted capacity of 27.6 Mtpa. The foundation development includes Phase 1 (11 Mtpa) and Phase 2 (5.5 Mtpa). Woodside is targeting FID readiness for Phase 1 of the Driftwood LNG development opportunity from the first quarter of 2025.

[1]

Includes production of 186.1 MMboe (2022: 156.8 MMboe) from Woodside reserves and 1.1 MMboe (2022: 0.9 MMboe) from feed gas purchased from our Pluto LNG joint venture’s non-operating participants processed through the Pluto-KGP Interconnector.

[2]

Reserve replacement is the extent to which the year’s production has been replaced by reserves added to our reserve base. This includes changes resulting from extensions and discoveries, transfers, revisions to previous estimates, and acquisitions and divestments.

[3]

Includes US$50 million for Tellurian’s Series C Convertible Preferred equity shares, approximately US$90 million of net debt, an approximately US$90 million net working capital adjustment, approximately US$65 million for management and debt change of control costs. Does not include expected interim funding from signing to close or management construction incentive payment awards.

In connection with its entry into a binding agreement to acquire Tellurian, Woodside has provided a loan to Tellurian of up to US$230 million to ensure Driftwood LNG site activity and de-risking activities maintain momentum prior to completion of the transaction. The loan is secured by a first priority lien over the borrower’s assets subject to customary exclusions. The latest maturity date for the loan is December 15 2024, or the date of transaction completion.

The transaction is targeting completion in the fourth quarter of the 2024 calendar year and is subject to satisfaction of customary conditions precedent, including maintenance of validity for existing authorizations (including the receipt by Tellurian of certain specified regulatory approvals from the U.S. Department of Energy and the absence of orders or judgments terminating or invalidating certain permits granted by the Federal Energy Regulatory Commission), Tellurian shareholder approval, regulatory approval (including the receipt of a regulatory approval from the Committee on Foreign Investment in the United States) and other approvals. Woodside intends to use the net proceeds from this offering for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures and partially funding the cash consideration for the Tellurian Acquisition. This offering is not conditioned on the consummation of the Tellurian Acquisition, and the Tellurian Acquisition is not conditioned on the consummation of this offering.

OCI Acquisition

On August 5, 2024, Woodside entered into a binding agreement to acquire 100% of OCI Clean Ammonia Holding B.V. (“OCI Clean Ammonia”), and its lower carbon ammonia4 project in Beaumont, Texas (the “OCI Clean Ammonia Project”) for an all-cash consideration of approximately US$2,350 million, with 80% of the purchase price due at closing and the remaining 20% of the purchase price due at the provisional acceptance of the facility. Under the proposed transaction (the “OCI Acquisition” and together with the Tellurian Acquisition, the “Proposed Acquisitions”), Woodside will acquire 100% of the equity of OCI Clean Ammonia Holding B.V., which indirectly wholly owns the OCI Clean Ammonia Project, from OCI N.V. (together with its affiliates, “OCI”).

The OCI Clean Ammonia Project is located on the US Gulf Coast (Beaumont, Texas) and is expected to serve customers domestically and internationally. The OCI Clean Ammonia Project is under construction (construction is approximately 70% complete) and targets production of first ammonia from 2025 and lower carbon ammonia from 2026. The consideration is inclusive of capital expenditure through completion of Phase 1. Phase 1 has a design capacity of 1.1 Mtpa and is under construction. Lower carbon ammonia production, derived from natural gas paired with carbon sequestration, is targeted for 2026 following commencement of carbon, capture and storage (“CCS”) operations.5 The facility is designed to accommodate a second 1.1 Mtpa production train. Phase 2 remains pre-FID. Woodside will target FID-readiness for Phase 2 in 2026 with an expected gross capital expenditure range of US$1.2 to US$1.4 billion. Phase 1 is expected to exceed Woodside’s capital allocation target of a 10% internal rate of return (“IRR”) for new energy projects, including acquisition and construction costs. It is also expected to achieve payback in less than 10 years and expected to be free cash flow accretive from 2026.6 The transaction is consistent with Woodside’s Scope 3 investment and abatement targets. Phases 1 and 2 are expected to have the capacity to abate 3.2 Mtpa CO2-e of customer emissions, with less than 0.1 Mtpa Scope 1 and 2 emissions.7

[4]

“Lower carbon ammonia” is categorized, for the purposes of this prospectus supplement, by the use of hydrogen with emissions abated by CCS, with an expected ammonia lifecycle (Scope 1, 2 and 3) carbon emissions intensity of 0.8 tCO2/tNH3 (based on contracted intensity threshold with the Linde feedstock facility) relative to unabated ammonia with a lifecycle (Scope 1, 2 and 3) carbon emissions intensity of 2.3 tCO2/tNH3 (Hydrogen Europe, 2023).

[5]	The supply of carbon abated hydrogen is dependent on Exxon Mobil’s CCS facility becoming operational.
[6]

Forecast IRR and payback period are a look forward from July 2024 and assume Woodside equity of 100% and include the acquisition price. The estimated payback period is calculated from undiscounted cash flows from ready for start-up.

[7]

Phase 1 emissions abatement capacity of 1.6 Mtpa CO2-e conditional on supply of carbon abated hydrogen and ExxonMobil’s CCS facility becoming operational. Phase 2 subject to FID. Woodside has made the assumption to estimate avoided emissions through displacement of conventional marine fuel. Actual displaced emissions may differ based on actual use case. Scope 1 and 2 emissions of less than 0.1 Mtpa represent Woodside’s gross equity Scope 1 and 2 emissions from the project and are comprised of the on-site electricity requirements for ammonia production.

Agreements for the feedstock and CCS capacity are in place. The nitrogen and lower carbon hydrogen feedstock is expected to be sourced primarily from Linde. The Linde feedstock facility is currently under construction, targeting completion in early 2026. Ahead of completion, early supply of feedstock for the OCI Clean Ammonia Project is expected to come from multiple suppliers, including Linde, from available capacity in the Gulf Coast. The CCS services will be provided to Linde by ExxonMobil and are expected to be available in 2026. The OCI Clean Ammonia Project will target conventional ammonia customers at start-up and will target lower carbon ammonia customers in Europe and Asia when CCS is operational.

The OCI Clean Ammonia Project is subject to advantaged cost, schedule and performance terms provided by OCI. This means that OCI will manage the construction of the OCI Clean Ammonia Project through provisional acceptance, will fund project costs through project completion and has agreed to liquidated damages for certain delays, reducing cost and schedule risk. The OCI Acquisition includes the transfer of experienced personnel with start-up, operational, maintenance and technical capabilities for the operation of the asset.

The OCI Acquisition is targeted to be completed in the second half of the 2024 and is subject to OCI N.V.’s shareholder vote and satisfaction of customary conditions precedent. Woodside intends to use the net proceeds from this offering for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures and partially funding the cash consideration for the OCI Acquisition. This offering is not conditioned on the consummation of the OCI Acquisition, and the OCI Acquisition is not conditioned on the consummation of this offering.

Registered Office

Woodside’s registered office and principal place of business is Mia Yellagonga, 11 Mount Street, Perth, Western Australia, 6000, Australia. The guarantor’s telephone number is +61 (8) 9348 4000. The guarantor’s ordinary shares are publicly traded on the ASX, on the Main Market for listed securities of the LSE (with trades settled in the form of UK Depository Interests) and on the NYSE (in the form of American Depositary Shares or “ADSs”), with each ADS representing one ordinary share of the guarantor. Citibank N.A. serves as the depositary bank for our American Depositary Receipts (“ADR”) program.

Additional Information

You can find a more detailed description of Woodside’s business and recent transactions in the 2023 Form 20-F, the 2024 Second Quarter Operational Report and the 2024 Half-Year Report, each of which is incorporated by reference in this prospectus supplement and the attached prospectus, as well as any subsequent filings incorporated by reference into this prospectus supplement and the attached prospectus.

Woodside Finance

Woodside Finance is a corporation organized under the laws of the Commonwealth of Australia and registered in the State of Victoria. Woodside Finance was incorporated on August 1, 1989, and is a wholly owned finance subsidiary of Woodside Energy Group Ltd, incorporated for the primary purpose of borrowing and hedging on behalf of Woodside Energy Group Ltd and its subsidiaries and advancing the net proceeds of such borrowings and raisings to Woodside Energy Group Ltd and its subsidiaries. Woodside Finance Limited has no independent operations, other than raising debt for use by Woodside Energy Group Ltd and its subsidiaries.

Woodside Finance’s registered office and principal place of business is Mia Yellagonga, 11 Mount Street, Perth, Western Australia, 6000, Australia. Woodside Finance’s telephone number is +61 (8) 9348 4000.

We do not present separate financial statements of Woodside Finance in this prospectus supplement because management has determined that they would not be material to investors; however, the financial information of Woodside Finance is consolidated in Woodside Energy Group Ltd’s consolidated financial statements included in the 2023 Form 20-F and the 2024 Half-Year Report, each of which is incorporated by reference in this prospectus supplement, and will be included in similar sections in subsequent filings incorporated by reference in this prospectus supplement. Woodside Energy Group Ltd will fully and unconditionally guarantee the debt securities issued by Woodside Finance as to payment of principal, premium, if any, interests and any other amounts due.

THE OFFERING

Issuer	Woodside Finance Limited

Guarantor	Woodside Energy Group Ltd

Notes Being Offered	5.100% senior notes due 2034 (the “2034 notes”)

5.700% senior notes due 2054 (the “2054 notes”)

The 2034 notes and the 2054 notes are collectively referred to as the “notes”.

Principal Amount	2034 notes: US$1,250,000,000 aggregate principal amount.

2054 notes: US$750,000,000 aggregate principal amount.

Public Offering Price	2034 notes: 99.744%.

2054 notes: 99.644%.

Maturity Date	2034 notes: September 12, 2034.

2054 notes: September 12, 2054.

Interest Rate	The 2034 notes will bear interest at the rate of 5.100% per year from September 12, 2024, based upon a 360-day year consisting of twelve 30-day months.

The 2054 notes will bear interest at the rate of 5.700% per year from September 12, 2024, based upon a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Interest on each series of notes will be payable semi-annually in arrears on March 12 and September 12 of each year, commencing March 12, 2025 and ending on the respective maturity date of such series of notes. The record dates for interest payments will be February 25 and August 28.

Ranking	The notes will be unsecured obligations of the issuer and will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of the issuer, and the guarantees will be unsecured obligations of the guarantor and will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of the guarantor, except, in each case, indebtedness given preference by applicable law.

Use of Proceeds	We anticipate the net proceeds from the issue and sale of the notes, after deducting underwriting discounts and our estimated expenses, will be approximately US$1,977,942,500. We intend to use the net proceeds from this offering for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures and partially funding the cash consideration for the Proposed Acquisitions. This offering is not conditioned on the consummation of either of the Proposed Acquisitions. There can be no assurance that we will consummate either of those transactions on the terms described herein or at all. See “Use of Proceeds.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with any series of notes in all respects, as described more fully in “Description of Debt Securities and Guarantees—Default and Related Matters—Further Issues” on page 29 in the attached prospectus.

Additional Amounts	In the event that certain Australian withholding taxes are required to be withheld or deducted from payments on the notes or guarantees, we will, subject to customary exceptions, pay such additional amounts as will result, after deduction or withholding of such taxes, in the payment of the amounts which would have been payable in respect of the notes or guarantees had no such withholding or deduction been required. See “Description of Debt Securities and Guarantees—Special Situations—Payment of Additional Amounts” on page 41 in the attached prospectus.

Optional Redemption	Prior to the Par Call Date for a series of notes, the issuer may redeem the notes of such series at its option, in whole or in part, at any time, or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus the applicable Make-whole Spread, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date for a series of notes, the issuer may redeem the notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

For more information, including the definitions of “Treasury Rate”, “Make-whole Spread” and “Par Call Date” for each series of notes, see “Description of the Notes—Optional Redemption.”

Optional Redemption for Tax Reasons	Each series of notes may be redeemed at our option in whole but not in part, at the principal amount thereof plus accrued interest and any additional amounts due on the date fixed for redemption if certain events occur that would cause us to become obligated to pay additional amounts as described under “Description of Debt Securities and Guarantees—Special Situations—Optional Tax Redemption” on page 21 in the attached prospectus. See also “Description of Debt Securities and Guarantees—Special Situations—Payment of Additional Amounts” on page 41 in the attached prospectus.

Substitution	We may transfer the obligations of the issuer in respect of the debt securities of any series to the guarantor or any of its subsidiaries. To the extent that the guarantor is not itself the new obligor, its guarantee shall remain in place after the substitution. In the case of such a substitution, the party that was the issuer of the notes prior to such substitution will be relieved of any further obligations under the assumed series of debt securities. See “Description of the Notes—Substitution of Woodside Finance as issuer” herein, and “Material Tax Consequences—U.S. Federal Income Taxation—Substitution of Issuer” herein, and “Material Tax Consequences—Australian Taxation—Substitution of Issuer” in the attached prospectus, for further information.

Form, Denomination and Registration of Notes	We will issue each series of notes as global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee. Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Book-entry interests in the global notes and all transfers relating to the global notes will be reflected in the book-entry records of DTC or its nominee. Book-entry interests in the notes will be issued in minimum denominations of US$2,000 and in integral multiples of US$1,000 in excess thereof.

Clearance and Settlement	The distribution of the notes will be cleared through DTC. Any secondary market trading of book-entry interests in the notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg and will settle in same-day funds through DTC’s same-day funds settlement system.

The CUSIP number for the 2034 notes is 980236AR4 and the ISIN is US980236AR40.

The CUSIP number for the 2054 notes is 980236AS2 and the ISIN is US980236AS23.

Restrictive Covenants	We have agreed to observe covenants, including covenants as to limitation on the incurrence of liens. See “Description of Debt Securities and Guarantees—Restrictive Covenants—Restriction on Liens” on page 23 in the attached prospectus.

Trustee	The Bank of New York Mellon is the trustee under the indenture, to be dated on or around September 12, 2024.

Governing Law	The notes, guarantees and indenture will be governed by New York law.

Risk Factors	Prospective purchasers of the notes should consider carefully all of the information set forth in, or incorporated by reference in, this prospectus supplement and the attached prospectus and, in particular, the information set forth under “Risk Factors” beginning on page S-7 in this prospectus supplement and page 2 of the attached prospectus and the risk factors set out in section 3.9 of our 2023 Form 20-F, before deciding whether to make an investment in the notes.

RISK FACTORS

Investing in the notes involves risk. You should consider carefully all of the information included, or incorporated by reference, in this prospectus supplement and the attached prospectus, including the “Risk Factors” beginning on page 2 of the attached prospectus and the risk factors set out in section 3.9 of our 2023 Form 20-F before you decide to invest in the notes. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the notes could decline, in which case you may lose all or part of your investment. Before deciding whether to invest in the notes, you should also refer to the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the “Risks related to the Proposed Acquisitions” below and the section entitled “Forward-Looking Statements.”

Risks related to the Proposed Acquisitions

If the Proposed Acquisitions are consummated, we may be unable to successfully integrate and develop the operations of the assets acquired in, or to achieve the anticipated benefits of, the Proposed Acquisitions.

Our ability to achieve the anticipated benefits of the Proposed Acquisitions, if consummated, will depend in part upon whether we can integrate and develop the assets and operations acquired in the Proposed Acquisitions, including Driftwood LNG and the OCI Clean Ammonia Project, in an efficient and effective manner. We may not be able to accomplish these processes successfully.

The successful integration and development of the assets that would be acquired in the Proposed Acquisitions requires an assessment of a number of factors, including: (i) future natural gas and ammonia prices; (ii) availability and cost of transport of production to markets; (iii) availability and cost of equipment and of skilled personnel; (iv) development and operating costs and potential environmental and other liabilities; and (iv) regulatory, permitting and similar matters. The accuracy of these assessments is inherently uncertain, and the review that we undertook in connection with our assessment of the Proposed Acquisitions may not have revealed all existing or potential problems or permit us to become sufficiently familiar with the assets to fully assess their deficiencies. Even if problems are identified, the contractual protection provided with respect to all or a portion of the underlying deficiencies may prove ineffective or insufficient. Difficulties in integrating and developing the assets may result in operational and other challenges, including the diversion of management’s attention from ongoing business concerns. The integration and development process may be subject to delays or changed circumstances, and we can give no assurance that the acquired assets will perform in accordance with our expectations or that our expectations with respect to the opportunities from the Proposed Acquisitions will materialize.

The complexity and magnitude of the development effort associated with the assets that would be acquired in each of the Proposed Acquisitions, particularly in relation to Driftwood LNG, may require significant capital and operating expenses to support the development of those operations. We expect to incur additional operating expenses as we build up internal resources and/or engage third-party providers following the Proposed Acquisitions. In addition, we expect to incur increased capital expenses relating to, among other things, the development of Driftwood LNG and the OCI Clean Ammonia Project, which are in addition to potential capital expenditures which may occur as a result of us executing our previously-disclosed strategy in relation to our new energy investment target and other potential growth projects. While we have options to assist in funding Driftwood LNG, such as through a sale of equity in the assets, there is no certainty that we will be able to successfully implement any such option. A significant increase in capital expenditures could have adverse consequences on our business, financial conditions and future prospects, including that we may be required to incur additional debt and we may not be able to obtain financing in the future on acceptable terms or at all for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, credit rating agencies could downgrade our credit ratings below currently expected levels, and we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions.

We may not consummate the Proposed Acquisitions and this offering is not conditioned on the consummation of the Tellurian Acquisition or the OCI Acquisition.

The consummation of each of the Proposed Acquisitions is each subject to various closing conditions, some of which are beyond our control. There can be no assurances that the Tellurian Acquisition or the OCI Acquisition will be consummated on the terms described herein or at all, or that the consummation of the Proposed Acquisitions will not be delayed beyond their respective expected closing dates.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures and partially funding the cash consideration for the Proposed Acquisitions. However, this offering is not conditioned on the consummation of the Tellurian Acquisition or the OCI Acquisition. Therefore, upon the closing of this offering, you will become a holder of our debt securities regardless of whether either of the Proposed Acquisitions is consummated, delayed, modified or terminated. If the Tellurian Acquisition and/or the OCI Acquisition is delayed, not consummated or consummated on terms different from those described herein, our future business and financial results and the value of the notes to be sold in this offering could be negatively affected.

In addition, our management will have broad discretion in the application of the net proceeds from this offering, whether or not the Proposed Transactions are consummated, and could apply the proceeds in ways that you may not approve. Further, if we fail to consummate either or both of the Proposed Acquisitions, it may result in negative publicity or a negative impression of us in the investment community and may affect our relationships with our business partners.

USE OF PROCEEDS

We anticipate the net proceeds from the issue and sale of the notes, after deducting underwriting discounts and our estimated expenses, will be approximately US$1,977,942,500. We intend to use the net proceeds from this offering for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures and partially funding the cash consideration for the Proposed Acquisitions. This offering is not conditioned on the consummation of either of the Proposed Acquisitions. There can be no assurance that we will consummate either of those transactions on the terms described herein or at all.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as at June 30, 2024, and as adjusted to give effect to this offering and the application of the proceeds thereof. This information should be read in conjunction with our consolidated financial statements, including the notes thereto, and other financial information pertaining to us incorporated herein by reference. The following table does not give effect to the Proposed Acquisitions, including the loan to Tellurian in connection with the Tellurian Acquisition.

	At June 30, 2024
(in US$ millions)	Actual	As Adjusted(1)(2)
Cash and cash equivalents(2),(3)	1,979	3,957

Current interest bearing liabilities (excluding the non-current portion)	992	992

Non-current interest bearing liabilities (excluding the current portion)
US Bonds (Rule 144A)(4)	3,090	3,090
Bilateral Facilities	497	497
Syndicated Facilities	1,043	1,043
Global Medium Term Notes	200	200
2034 notes offered hereby(5)		1,250
2054 notes offered hereby(5)		750

Total non-current interest bearing liabilities	4,830	6,830

Total current and non-current interest bearing liabilities	5,822	7,822

Equity
Issued and fully paid shares	29,001	29,001
Shares reserved for employee share plans	(65)	(65)
Other reserves	4,726	4,726
Retained earnings	1,408	1,408
Non-controlling interests	759	759

Total equity	35,829	35,829

Total capitalization (total equity and indebtedness)	41,651	43,651

(1)	Adjusted to show the proceeds to the issuer before expenses of the offering.
(2)	Does not reflect the final dividend in respect of the half year ended June 30, 2024, of US$0.69 per ordinary share (fully franked) payable on October 3, 2024.
(3)

As described in “Use of Proceeds,” we intend to use the net proceeds from this offering for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures and partially funding the cash considerations for the Proposed Acquisitions.

(4)

Reflects the carrying amount of the outstanding US Bonds as at June 30, 2024. The US Bonds refer to our 3.65% Notes due 2025, 3.70% Notes due 2026, 3.70% Notes due 2028 and 4.50% Notes due 2029. The US Bonds were issued by the issuer and are guaranteed by the guarantor and Woodside Energy Ltd., a subsidiary of the guarantor. See Note C.2 to the Woodside Financial Statements for the year ended December 31, 2023, for further information.

(5)	Shown at principal amount.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the attached prospectus. See “Description of Debt Securities and Guarantees” beginning on page 14 of the attached prospectus. To the extent the following description is inconsistent with that set forth in the attached prospectus, the following description replaces that in the attached prospectus.

General

The 2034 notes will be issued in an aggregate principal amount of US$1,250,000,000 and will mature on September 12, 2034. The 2054 notes will be issued in an aggregate principal amount of US$750,000,000 and will mature on September 12, 2054. Book-entry interests in the notes will be issued in minimum denominations of US$2,000 and in integral multiples of US$1,000. The notes and guarantees will be governed by New York law.

The notes will be unsecured, unsubordinated indebtedness of the issuer and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The guarantor will unconditionally guarantee on an unsubordinated basis the due and punctual payment of interest on and principal of the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the notes will be unsecured, unsubordinated obligations of the guarantor. The guarantees will rank equally with all other unsecured and unsubordinated indebtedness of the guarantor from time to time outstanding. Because the guarantor is a holding company, the notes will effectively be subordinated to any indebtedness of its subsidiaries.

The corporate trust office of the trustee in the City of New York is currently designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a changing in the office through which any paying agent acts.

Payment of principal of and interest on the notes, so long as the notes are represented by global notes, as discussed below, will be made in immediately available funds. Beneficial interests in the global notes will trade in the same-day funds settlement system of The Depository Trust Company (“DTC”) and secondary market trading activity in such interests will therefore settle in same-day funds.

Principal and Interest

The 2034 notes will bear interest at a rate of 5.100% per annum and the 2054 notes will bear interest at a rate of 5.700% per annum, in each case, payable semi-annually in arrears on March 12 and September 12 of each year, commencing March 12, 2025. The regular record dates for payments of interest will be February 25 and August 28. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or maturity date falls on a date that is not a Business Day, the payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable payment date, and no interest will accrue in respect of the delay. For the purposes of each series of notes, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York, United States of America, London, United Kingdom, Perth, Australia, or Sydney, Australia, are authorized or obligated by law or executive order to close.

Optional Redemption

Prior to the applicable Par Call Date for a series of notes, the issuer may redeem the notes of such series at its option, in whole or in part, at any time, or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus the applicable Make-whole Spread, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date for a series of notes, the issuer may redeem the notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Make-whole Spread” means, with respect to a series of notes, the number of basis points set forth opposite such series in the table below:

Title of Series	Make-whole Spread
2034 notes	25 basis points
2054 notes	30 basis points

“Par Call Date” means, with respect to a series of notes, the date set forth opposite such series in the table below:

Title of Series	Par Call Date
2034 notes	June 12, 2034
2054 notes	March 12, 2054

“Treasury Rate” means, with respect to any redemption date, the yield determined by the issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of the principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Notice of any redemption of notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of a series of notes is to be redeemed, the notes of that series to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate and in accordance with DTC rules and procedures, to the extent applicable.

Tax Redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that would require us to pay additional amounts as described in the attached prospectus on page 21 under “Description of Debt Securities and Guarantees—Special Situations—Payment of Additional Amounts”, the issuer or the guarantor may call all, but not less than all, of the notes for redemption. This means we may repay the notes prior to the stated maturity date of the notes. Our ability to redeem the notes is discussed in greater detail on page 21 of the attached prospectus under “Description of Debt Securities and Guarantees—Special Situations—Optional Tax Redemption”. If we call the notes as a result of such tax law changes, we must pay 100% of their principal amount. We will also pay the holders accrued interest if we have not otherwise paid interest through, but not including, the redemption date. Notes will stop bearing interest on the redemption date, even if the holders do not collect their money.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Substitution of Woodside Finance as Issuer

The terms of the debt securities will permit us to transfer the obligations of the issuer in respect of the debt securities of any series to the guarantor or any of its subsidiaries. To the extent that the guarantor is not itself the new obligor, its guarantee shall remain in place after the substitution. In the case of such a substitution, the party that was the issuer of the notes prior to such substitution will be relieved of any further obligations under the assumed series of debt securities.

The provisions described under “Payment of Additional Amounts” in the accompanying prospectus will also apply to any taxes, assessments or governmental charges imposed by any jurisdiction in which a successor to the issuer, in its capacity as such, is organized or incorporated or, if different, tax resident. In such cases, the new obligor will benefit from any optional redemption provision for tax reasons as described under “Description of Debt Securities and Guarantees—Special Situations—Optional Tax Redemption” on page 21 in the attached prospectus.

Defeasance and Discharge

We may release ourselves from any payment or other obligations on any series of the notes as described under “Description of Debt Securities and Guarantees—Defeasance and Covenant Defeasance—Defeasance and Discharge” on page 26 of the attached prospectus.

Trustee

The trustee under the indenture governing the notes is The Bank of New York Mellon. See “Description of Debt Securities and Guarantees” on page 14 in the attached prospectus for a description of the trustee’s duties generally and the procedures and remedies available to it in the event of a default under the notes.

MATERIAL TAX CONSEQUENCES

U.S. Federal Income Taxation

See “Material Tax Consequences—U.S. Federal Income Taxation” in the attached prospectus for a description of the material U.S. federal income tax considerations of owning and disposing of securities that may be offered pursuant to this prospectus supplement.

Australian Taxation

See “Material Tax Consequences—Australian Taxation” in the attached prospectus for a description of the material Australian taxation considerations of owning and disposing of securities that may be offered pursuant to this prospectus supplement.

UNDERWRITING

We have entered into an underwriting agreement dated September 5, 2024, relating to the notes and the guarantees with the underwriters for the offering named below (for whom Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and UBS Securities LLC are acting as representatives). Subject to certain conditions, each underwriter has severally and not jointly agreed to purchase the principal amounts of the notes indicated in the following table at the price to investors less the underwriters’ discount set forth on the cover page of this prospectus supplement.

Underwriters	Principal Amount of the 2034 notes		Principal Amount of the 2054 notes
Barclays Capital Inc.	US$	281,250,000	US$	168,750,000
J.P. Morgan Securities LLC		281,250,000		168,750,000
Mizuho Securities USA LLC		281,250,000		168,750,000
UBS Securities LLC		281,250,000		168,750,000
Citigroup Global Markets Inc.		125,000,000		75,000,000

Total	US$	1,250,000,000	US$	750,000,000

Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and UBS Securities LLC are the joint active bookrunners for the offering of the notes.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all the notes if they purchase any of the notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The issuer and the guarantor have jointly and severally agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The Distribution

We have been advised by the underwriters that they propose initially to offer the notes to the public at the prices to investors set forth on the cover page of this prospectus supplement. After the initial public offering, the prices to investors may be changed by the underwriters at their own initiative.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the prices to investors set forth on the cover page of this prospectus supplement.

No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the prices of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue the activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately US$4,000,000.

The addresses of the representatives of the underwriters are: Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, United States of America; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, United States of America; Mizuho Securities USA LLC, 1271 Avenue of the Americas, New York, New York 10020, United States of America; and UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, United States of America.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We are not aware that any of our major shareholders, directors or executive officers intend to subscribe for notes in this offering or that any person intends to subscribe for more than 5% of the aggregate principal amount of the notes offered in this offering.

Settlement

We expect that delivery of the notes will be made to investors on or about September 12, 2024, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5 ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day prior to the date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date of this prospectus supplement until the date of delivery of the notes, offer, sell, contract to sell or otherwise dispose of (i) any debt securities (including, without limitation, any guarantee of debt securities) of the guarantor or any subsidiary of the guarantor or (ii) warrants to purchase debt securities of the guarantor or any subsidiary of the guarantor substantially similar to the notes (other than (i) the notes and (ii) commercial paper issued in the ordinary course of business), in each case in the United States, the European Economic Area or the United Kingdom to any resident of the United States, the European Economic Area or the United Kingdom (including corporations and other entities organized under the laws of the United States, or any member state of the European Economic Area or the United Kingdom but not including a permanent establishment of any such corporation or other entity located outside the United States, the European Economic Area or the United Kingdom), without the prior written consent of Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and UBS Securities LLC, which act as representatives of the underwriters for the offering of the notes.

Selling Restrictions

The notes are offered in a global offering for sale in those jurisdictions in the United States, the European Economic Area, the United Kingdom, Australia and elsewhere where it is lawful to make such offers.

Australia

No prospectus or other disclosure document as defined in the Corporations Act 2001 (Cth) of Australia (“Australian Corporations Act”) in relation to the notes or the guarantees has been, or will be lodged with the Australian Securities and Investments Commission (“ASIC”), the ASX, or any other stock exchange or trading facility licensed under the Australian Corporations Act. Each underwriter has represented and agreed that it:

(a)

has not (directly or indirectly) made or invited, and will not make or invite, an offer of the notes or the guarantees for issue or sale in Australia, including an offer or invitation which is received by a person in Australia; and

(b)

has not distributed or published, and will not distribute or publish, the prospectus supplement or prospectus or any other offering material or advertisement relating to the notes or the guarantees in Australia, unless, in the case of either (a) or (b):

(c)

the aggregate consideration payable by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the offeror or its associates (as defined in the Australian Corporations Act)), or the offer or invitation otherwise does not require disclosure to investors in accordance with Parts 6D.2 or 7.9 of the Australian Corporations Act;

(d)	the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Australian Corporations Act;

(e)	such action complies with all applicable laws, regulations and directives; and

(f)	such action does not require any document to be lodged with ASIC or the ASX.

Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and UBS Securities LLC have agreed, severally and not jointly, that they will offer the notes (i) to at least 10 persons, each of whom is carrying on a business of providing finance or investing or dealing in securities in the course of operating in a financial market, and is not known or suspected to be an associate (as defined in section 128F(9) of the Income Tax Assessment Act 1936 of Australia (Australian Tax Act)) of any other person to whom the offer is made by the underwriter under this section; or (ii) in such other manner as which satisfies section 128F(3) of the Australian Tax Act. Such offers will be made within 30 days of Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and UBS Securities LLC being unconditionally obliged to offer the notes for sale.

Each underwriter has represented and warranted, severally and not jointly, that it is and will be acting as an underwriter in the course of carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets.

Each underwriter has represented and agreed severally and not jointly, that, in connection with the primary distribution of the notes, it will not (directly or indirectly) sell notes to any person if, at the time of such sale, the employees of the underwriter who are involved in making the offer, effecting the sale or otherwise directly involved in the sale knew or had reasonable grounds to suspect that, as a result of such sale, any notes (or an interest in any notes) was being, or would be, acquired (directly or indirectly) by an Offshore Associate (as defined below). For the avoidance of doubt, if the relevant employees of an underwriter do not know, or do not have reasonable grounds to suspect, that a person is an associate of the issuer or the guarantor, nothing in this paragraph obliges that underwriter to make positive inquiries of that person to confirm that person is not an Offshore Associate. In this paragraph, “Offshore Associate” means an associate (as defined in section 128F(9) of the Australian Tax Act) of the issuer or the guarantor that is either (i) a non-resident of Australia that does not acquire, or would not acquire, the notes in carrying on a business at or through a permanent establishment in Australia, or (ii) a resident of Australia that acquires, or would acquire, the notes at or through a permanent establishment outside Australia, which, in either case, is not acquiring or would not acquire the notes in the capacity of a dealer, manager or underwriter in relation to the placement of those notes or in the capacity of a clearing house, custodian, funds manager or responsible entity of an Australian registered scheme.

Canada

The notes may be sold only in any province or territory of Canada to purchasers purchasing, or deemed to be purchasing, as principal that are both accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Under Canadian securities law, National Instrument 33-105 Underwriting Conflicts (NI 33-105) provides disclosure requirements with respect to potential conflicts of interest between an issuer and underwriters, dealers or placement agents, as the case may be. To the extent any conflict of interest between us and any of the underwriters (or any other placement agent acting in connection with this offering) may exist in respect of this offering, the applicable parties to this offering are relying on the exemption from these disclosure requirements provided to them by section 3A.3 of NI 33-105 (Exemption based on U.S. disclosure).

Upon receipt of this document, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement, the accompanying prospectus and any related free writing prospectus is not a prospectus for the purposes of Prospectus Regulation. This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither the issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of notes in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the EEA. For the purpose of this provision, the expression “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement, the accompanying prospectus and any related free writing prospectus is not a prospectus for the purposes of the UK Prospectus Regulation. This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the UK will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither the issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of notes in the UK other than to UK Qualified Investors.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the UK. For the purpose of this provision, “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the UK’s FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. The expression “offer” includes the communications in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Other Regulatory Restrictions in the United Kingdom

Each of the underwriters has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer or the guarantor; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

1.

to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	as specified in Section 276(7) of the SFA; or

5.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

LEGAL MATTERS

The validity of the notes and guarantees will be passed upon for us by Sullivan & Cromwell, Melbourne, Australia, as to certain matters of New York law. The validity of the notes and guarantees will be passed upon for us by Herbert Smith Freehills, Melbourne, Australia, as to certain matters of Australian law. Certain legal matters with respect to United States and New York law relating to the offering will be passed upon for the underwriters by Sidley Austin, Sydney, Australia.

EXPERTS

The consolidated financial statements of Woodside Energy Group Ltd as of December 31, 2023 and December 31, 2022 and for each of the two years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2023, incorporated in this prospectus supplement by reference to Woodside Energy Group Ltd’s Annual Report on Form 20-F for the year ended December 31, 2023, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Woodside Energy Group Ltd (f/k/a Woodside Petroleum Ltd) as at December 31, 2021 and for the year then ended before the effects of the adjustments to the 2021 consolidated financial statements to reflect the change in the composition of reportable segments described in Note A.1 to the 2023 financial statements (not separately presented herein), have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon, included in Woodside Energy Group Ltd’s Annual Report on Form 20-F for the year ended December 31, 2023. The adjustments to the consolidated financial statements for the year ended December 31, 2021 for the change in the composition of reportable segments described in Note A.1 to the 2023 consolidated financial statements have been audited by PricewaterhouseCoopers. The consolidated financial statements for the year ended December 31, 2021 incorporated into this prospectus supplement by reference to Woodside Energy Group Ltd’s Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the reports of (1) Ernst & Young, solely with respect to those financial statements before the effects of the adjustments to reflect the change in the composition of reportable segments described in Note A.1 (not separately presented herein); and (2) PricewaterhouseCoopers solely with respect to the adjustments to those financial statements to reflect the change in the composition of reportable segments described in Note A.1, given upon their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Woodside Finance Limited

Fully and unconditionally guaranteed by

Woodside Energy Group Ltd

Woodside Finance Limited may use this prospectus to offer from time to time guaranteed debt securities in one or more series and in one or more offerings.

The debt securities will be issued by Woodside Finance Limited and will be guaranteed by Woodside Energy Group Ltd.

Each time we sell the securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those securities and their offering. Such supplements may also add, update, supplement or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information About Woodside”, carefully before you make your investment decision.

We may sell these securities to or through underwriters, as well as to other purchasers or through agents. The names of the underwriters or agents will be included in the prospectus supplement.

Investing in the debt securities involves risks. See “Risk Factors” beginning on page 2 for a discussion of material risks that you should consider before investing in the debt securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is February 29, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus from time to time in one or more series and in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide a prospectus supplement containing specific information about the terms of the debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the debt securities offered using this prospectus. Before you invest in any debt securities offered using this prospectus, you should read both this prospectus and the applicable prospectus supplement, together with the additional information described on page 7 under the heading “Where You Can Find More Information About Woodside”. However, if there is any inconsistency between the information in this prospectus and any prospectus supplement, the information in that prospectus supplement shall prevail.

Neither we, nor any underwriters or agents, have authorized anyone to provide any information or to make any representations, other than as contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the debt securities in any jurisdiction where the offer is prohibited.

You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date of any such documents.

In this prospectus, the terms “Woodside”, “we”, “our”, “ours” and “us” refer to Woodside Energy Group Ltd, and, except where the context otherwise requires, its subsidiaries (including Woodside Finance). We refer to Woodside Finance Limited as “Woodside Finance” or the “issuer.” We refer to Woodside Energy Group Ltd as the “guarantor.”

RISK FACTORS

Investing in the debt securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our debt securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the debt securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks relating to Our Business

You should read the “Risk Factors” incorporated in our Annual Report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to our business.

Risks relating to the Debt Securities

Since the guarantor is a holding company and conducts its operations through subsidiaries, your right to receive payments on the guarantees is subordinated to the other liabilities of its subsidiaries, other than the issuer.

The guarantor is organized as a holding company and substantially all of its operations are carried on through its subsidiaries. The guarantor’s principal source of income is the dividends and distributions that it receives from its subsidiaries. The ability of the guarantor to meet its financial obligations is dependent upon the availability of cash flows from its subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. These subsidiaries and affiliated companies are not required and may not be able to pay dividends to the guarantor.

In addition, some of these subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. Australian law prohibits the payment of dividends unless the company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend, the payment of the dividend is fair and reasonable to the company’s shareholders as a whole and the payment of the dividend does not materially prejudice the company’s ability to pay its creditors. Other statutory and general law obligations also affect the ability of directors of these subsidiaries to declare dividends and the ability of these subsidiaries to make payments to the guarantor on account of intercompany loans.

Investors should also note that claims of the creditors of the guarantor’s subsidiaries have priority as to the assets of such subsidiaries over the claims of the guarantor. For instance, Woodside Energy Ltd., a subsidiary of the guarantor, is not a guarantor of any debt securities offered using this prospectus, but has guaranteed, and may in the future guarantee, other indebtedness of Woodside, including as of the date of this prospectus, the issuer’s outstanding 3.65% senior notes due 2025, 3.70% senior notes due 2026, 3.70% senior notes due 2028 and 4.50% senior notes due 2029. On the insolvency of the guarantor and its subsidiaries, holders of debt securities issued using this prospectus would be structurally subordinated to the prior claims of the creditors of the guarantor’s subsidiaries (including Woodside Energy Ltd.), other than the issuer.

Since the debt securities are unsecured, your right to receive payments may be adversely affected.

The debt securities will be unsecured. At December 31, 2023, the guarantor had nil secured indebtedness outstanding. If the issuer defaults on the debt securities offered using this prospectus or the guarantor defaults on the guarantees of such debt securities, or after the bankruptcy, liquidation or reorganization of either of them, then, to the extent that the issuer or the guarantor has granted security over their assets, the assets that secure those debts will be used to satisfy the obligations under that secured debt before any payment on the debt securities or the guarantees can be made. There may only be limited assets available to make payments on the debt securities or the guarantees in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share in the remaining assets of the guarantor and the issuer on the same basis as all unsubordinated unsecured indebtedness.

A ratings decline could adversely affect the value of the debt securities.

One or more independent credit rating agencies may assign credit ratings to the debt securities. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed in this prospectus, and other factors that may affect the value of the debt securities. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Purchasers of securities rely on the creditworthiness of the guarantor and the issuer and no other person. Any of the rating agencies that rate the debt of the issuer has the ability to lower the ratings currently assigned to that debt as a result of its views about the current or future business, financial condition or results of operations of the Woodside group or other matters. Any ratings decline could adversely affect the value of the debt securities. Investment in the debt securities involves the risk that subsequent changes in actual or perceived creditworthiness of the guarantor may adversely affect the market value of those securities.

If the issuer defaults on the debt securities, or the guarantor defaults on the guarantees, your right to receive payments on the debt securities or guarantees may be adversely affected by Australian insolvency laws.

The guarantor and the issuer are incorporated under the laws of the Commonwealth of Australia and, therefore, insolvency proceedings with respect to them would be likely to proceed under, and be governed by, Australian insolvency law. The procedural and substantive provisions of Australian insolvency laws are generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for the guarantor, the issuer or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

Since the issuer and the guarantor reside outside the United States and a substantial portion of their assets is located outside the United States, there is a risk that service of process, enforcement of judgments and bringing of original actions will be more difficult.

The guarantor and the issuer are corporations organized under the laws of the Commonwealth of Australia. Many of the directors and officers of these companies, and some of the experts named in this document, reside outside the United States, principally in Australia. In addition, a majority of the assets of the issuer and the guarantor, and a large portion of the assets of their respective directors and officers, is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these companies or persons so that you may enforce judgments of United States courts against them based on the civil liability provisions of the United States federal securities laws. In addition, you may have difficulty bringing an original action in an Australian court to enforce liabilities against any of these companies or any person described above based on U.S. federal securities laws.

There is no established trading market for the debt securities that the issuer is offering and one may not develop.

The debt securities will be new securities for which there currently is no established trading market. There is a risk regarding the future development of a market for the debt securities or the ability of holders of the debt securities to sell their debt securities or the price at which such holders may be able to sell their debt securities. If such a market were to develop, the debt securities could trade at prices that may be lower than the initial public offering price depending on many factors, including prevailing interest rates, Woodside’s operating results and the market for similar securities. Therefore, there is a risk as to the liquidity of any trading market for the debt securities or that an active public market for the debt securities will not develop.

The indenture will not restrict the amount of additional indebtedness that we may incur.

The debt securities and the indenture under which the debt securities will be issued will not place any limitation on the amount of indebtedness that may be incurred by us. Our incurrence of additional indebtedness may have important consequences for you as a holder of the debt securities, including making it more difficult for us to satisfy our obligations with respect to the debt securities, increasing the amount of indebtedness ranking equal or (if secured) effectively senior to the debt securities in the event of our bankruptcy or insolvency, resulting in a loss in the trading value of your debt securities, if any, and increasing the risk that the credit rating of the debt securities is lowered or withdrawn.

If you are a U.S. holder, the substitution of the issuer of our debt securities could cause you to realize a taxable gain or loss for U.S. federal income tax purposes, if any, on any such debt securities that you hold. Similarly, if you are an Australian holder, the substitution of the issuer of our debt securities could cause you to realize a taxable gain or loss for Australian tax purposes, if any, on any such debt securities that you hold.

The terms of the debt securities will permit us to transfer the obligations of the issuer to the guarantor or any of the guarantor’s subsidiaries. In the case of such a substitution, the issuer, prior to such substitution will be relieved of any further obligations under the assumed debt securities. Under U.S. federal income and Australian tax law, the change of issuer of our debt securities under these provisions could be treated as a disposition of any such debt securities that you hold, resulting in your realization of gain or loss on our debt securities even though you continue to hold our debt securities and receive no distribution in connection with the deemed disposition. A change of issuer may also cause the debt securities to cease to be eligible for the exemption from Australian interest withholding tax. See “Material Tax Consequences — U.S. Federal Income Taxation — U.S. Holder — Substitution of Issuer” and “Material Tax Consequences — Australian Taxation — Substitution of Issuer” for discussion of possible tax consequences.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents that are filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference herein, and the related prospectus supplements contain certain forward-looking statements, which involve risks and uncertainties. These statements may relate to Woodside’s business and operations, market conditions, results of operations and financial condition, including, for example, but not limited to, statements regarding long-term demand for Woodside’s products, development, completion and execution of Woodside’s projects, expectations regarding future capital expenditures, the payment of future dividends and the amount thereof, future results of projects, operating activities and new energy products, expectations and plans for renewables production capacity and investments in, and development of, renewables projects, expectations and guidance with respect to production, capital and exploration expenditure and gas hub exposure, and expectations regarding the achievement of Woodside’s net equity Scope 1 and 2 greenhouse gas emissions reduction and new energy investment targets and other climate and sustainability goals.

All statements, other than statements of historical or present facts, are forward-looking statements and generally may be identified by the use of forward-looking words such as “guidance”, “foresee”, “likely”, “potential”, “anticipate”, “believe”, “aim”, “aspire”, “estimate”, “expect”, “intend”, “may”, “target”, “plan”, “strategy”, “forecast”, “outlook”, “project”, “schedule”, “will”, “should”, “seek” and other similar words or expressions. Similarly, statements that describe the objectives, plans, goals or expectations of Woodside are forward-looking statements.

Forward-looking statements included in or incorporated by reference into this prospectus are not guidance, forecasts, guarantees or predictions of future events or performance, but are in the nature of future expectations that are based on management’s current expectations and assumptions.

Those statements and any assumptions on which they are based are subject to change without notice and are subject to inherent known and unknown risks, uncertainties, assumptions and other factors, many of which are beyond the control of Woodside, its related bodies corporate and their respective officers, directors, employees, advisers or representatives.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in commodity prices, actual demand for Woodside products, currency fluctuations, geotechnical factors, drilling and production results, gas commercialization, development progress, operating results, engineering estimates, reserve estimates, loss of market, industry competition, environmental risks, climate related risks, physical risks, legislative, fiscal and regulatory developments, changes in accounting standards, economic and financial markets conditions in various countries and regions, political risks, project delay or advancement, regulatory approvals, the impact of armed conflict and political instability (such as the ongoing conflict in Ukraine) on economic activity and oil and gas supply and demand, cost estimates, the effect of future regulatory or legislative actions on Woodside or the industries in which it operates, including potential changes to tax laws, the impact of general economic conditions, inflationary conditions, prevailing exchange rates and interest rates and conditions in financial markets, and risks associated with acquisitions, mergers and joint ventures, including difficulties integrating businesses, uncertainty associated with financial projections, restructuring, increased costs and adverse tax consequences, and uncertainties and liabilities associated with acquired and divested properties and businesses.

Additional information, including information regarding factors that may affect Woodside and our business, is contained in the Annual Report on Form 20-F of Woodside Energy Group Ltd for the year ended December 31, 2023, as filed with the SEC on February 27, 2024, which can be found on Woodside’s website at www.woodside.com, and in the other documents we file with the SEC. See “Where You Can Find More Information About Woodside” below.

If any of the assumptions on which a forward-looking statement is based were to change or be found to be incorrect, this would likely cause outcomes to differ from the statements made in this report.

Investors are strongly cautioned not to place undue reliance on any forward-looking statements. Actual results or performance may vary materially from those expressed in, or implied by, any forward-looking statements. None of Woodside nor any of its related bodies corporate, nor any of their respective officers, directors, employees, advisers or representatives, nor any person named in this report or involved in the preparation of the information in this report, makes any representation, assurance, guarantee or warranty (either express or implied) as to the accuracy or likelihood of fulfilment of any forward-looking statement, or any outcomes, events or results expressed or implied in any forward-looking statement included in or incorporated by reference into this prospectus.

All forward-looking statements contained in or incorporated by reference into this prospectus reflect Woodside’s views held as at the date made and, except as required by applicable law, neither Woodside, its related bodies corporate, nor any of their respective officers, directors, employees, advisers or representatives intends to, undertakes to, or assumes any obligation to, provide any additional information or update or revise any of these statements after the date made, either to make them conform to actual results or as a result of new information, future events, changes in Woodside’s expectations or otherwise.

Past performance (including historical financial and operational information) is given for illustrative purposes only. It should not be relied on as, and is not necessarily, a reliable indicator of future performance, including future security prices.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WOODSIDE

Woodside files or furnishes annual and other reports and other information with the SEC. Documents that Woodside files with the SEC are available on the website maintained by the SEC (www.sec.gov) and on our website at www.woodside.com.

Woodside’s ordinary shares are publicly traded on the Australian Securities Exchange (“ASX”), on the Main Market for listed securities of the London Stock Exchange (“LSE”) (with trades settled in the form of UK Depository Interests) and on the New York Stock Exchange (“NYSE”) (in the form of Woodside American Depositary Shares). You can consult reports and other information about Woodside that it filed pursuant to the rules of the ASX, the LSE and the NYSE at such exchanges.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.

The SEC allows Woodside to “incorporate by reference” the information filed or furnished with the SEC. This permits Woodside to disclose important information to you by referring you to these filed or furnished documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any future annual reports on Form 20-F, until we complete the offerings using this prospectus:

•	The Annual Report on Form 20-F of Woodside Energy Group Ltd for the year ended December 31, 2023, as filed with the SEC on February 27, 2024.

•

Our reports on Form 6-K furnished to the SEC on or after the date of this prospectus (or portions thereof) only to the extent that the forms expressly state that we incorporate them (or such portions) by reference in this prospectus.

Information that we file with the SEC will automatically update and supersede information in documents filed with the SEC at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus through us, or from the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone from us at the following address and telephone number:

WOODSIDE ENERGY GROUP LTD

Mia Yellagonga, 11 Mount Street

Perth, Western Australia 6000

Australia

Tel. No.: +61 (8) 9348 4000

Additional information regarding Woodside may be obtained on our website at www.woodside.com. Except for the documents specifically incorporated by reference into this prospectus, the information contained on, or that can be accessed through, our website or the SEC’s website, or the exchanges referred to above, is not part of, and is not incorporated into, this prospectus or the registration statement of which this prospectus is a part.

ENFORCEABILITY OF CIVIL LIABILITIES

Each of the issuer and the guarantor is a corporation organized under the laws of the Commonwealth of Australia. Many of the issuer’s and the guarantor’s directors and officers, and some of the experts named in this document, are residents of jurisdictions outside the United States, principally in Australia. In addition, the majority of assets of the issuer and the guarantor, and a large proportion of the assets of certain of the issuer’s and the guarantor’s directors and officers, are located outside the United States. As a result of the foregoing, U.S. investors may find it difficult in connection with a lawsuit based on the civil liability provisions of the United States federal securities laws:

(1) to effect service within the United States upon the issuer, the guarantor and the issuer’s and the guarantor’s directors and officers that are located outside the United States;

(2) to enforce in United States courts or outside the United States, judgments obtained against those companies and persons in United States courts;

(3) to enforce, in United States courts, judgments obtained against those companies and persons in courts in jurisdictions outside the United States; and

(4) to enforce against those companies and persons in Australia, whether in original actions or in actions for the enforcement of judgments of United States courts, civil liabilities based solely upon the United States federal securities laws.

WOODSIDE ENERGY GROUP LTD

We are a global energy company founded in Australia, providing reliable and affordable energy to help people lead better lives.

Following our merger with BHP’s petroleum business in 2022, we have become a larger supplier of energy to the world through an expanded global portfolio. Woodside’s Australian portfolio consists of operated and non-operated oil and gas projects across Australia. Woodside’s international portfolio includes assets in the US Gulf of Mexico and the Caribbean. We also have opportunities across gas, oil and new energy, including carbon capture and storage and hydrogen.

Woodside’s registered office and principal place of business is Mia Yellagonga, 11 Mount Street, Perth, Western Australia, 6000, Australia. Woodside Finance’s telephone number is +61 (8) 9348 4000. Woodside’s ordinary shares are publicly traded on the ASX, on the Main Market for listed securities of the LSE (with trades settled in the form of UK Depository Interests) and on the NYSE (in the form of Woodside American Depositary Shares or “ADSs”), with each ADS representing one ordinary share of Woodside Energy Group Ltd. Citibank N.A. serves as the depositary bank for our American Depositary Receipts (ADR) program.

You can find a more detailed description of Woodside’s business and recent transactions in Woodside’s Annual Report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference in this prospectus, as well as any subsequent filings incorporated by reference into this prospectus.

WOODSIDE FINANCE LIMITED

Woodside Finance is a corporation organized under the laws of the Commonwealth of Australia and registered in the State of Victoria. Woodside Finance was incorporated on August 1, 1989, and is a wholly owned finance subsidiary of Woodside Energy Group Ltd, incorporated for the primary purpose of borrowing and hedging on behalf of Woodside Energy Group Ltd and its subsidiaries and advancing the net proceeds of such borrowings and raisings to Woodside Energy Group Ltd and its subsidiaries. Woodside Finance has no independent operations, other than raising debt for use by Woodside Energy Group Ltd and its subsidiaries.

Woodside Finance’s registered office and principal place of business is Mia Yellagonga, 11 Mount Street, Perth, Western Australia, 6000, Australia. Woodside Finance’s telephone number is +61 (8) 9348 4000.

We do not present separate financial statements of Woodside Finance in this prospectus because management has determined that they would not be material to investors; however, the financial information of Woodside Finance is consolidated in Woodside Energy Group Ltd’s audited consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2023, which is incorporated by reference in this prospectus, and will be included in similar sections in subsequent filings incorporated by reference in this prospectus. Woodside Energy Group Ltd will fully and unconditionally guarantee the debt securities issued by Woodside Finance as to payment of principal, premium, if any, interest and any other amounts due.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of debt securities offered using this prospectus will be used for general corporate purposes. These include working capital and the repayment of existing borrowings of the guarantor and its subsidiaries.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers that are the legal holders of debt securities. When we refer to the holders of debt securities, we mean only the actual legal and (if applicable) record holder of those debt securities. Holding debt securities in accounts at banks or brokers is called holding in street name. If you hold debt securities in street name, we will recognize only the bank or broker holding, or the financial institution the bank or broker uses to hold, its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, we urge you to check with your own institution to find out:

•	how it will handle debt security payments and notices;

•	whether it will impose fees or charges;

•	how it would handle voting if it were ever required to vote;

•	whether and how you can instruct it to send your debt securities, registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

The issuer’s obligations, the guarantor’s obligations, as well as the obligations of the trustee and those of any third parties employed by the issuer, the guarantor or the trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, the issuer and the guarantor do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once the issuer or the guarantor makes payment to the registered holder, it has or they have, as the case may be, no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Securities

What are Global Securities?

Global securities are a special type of indirectly held securities, as described above under “Legal Ownership—Street Name and Other Indirect Holders.” The ultimate beneficial owners of global securities can only be indirect holders.

The issuer and the guarantor require that the global securities be registered in the name of a financial institution they select. In addition, the issuer and the guarantor require that the debt securities included in the global securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global securities is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities.

As an indirect holder, an investor’s rights relating to global securities will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. Neither the issuer nor the guarantor recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global securities. Unless the prospectus supplement relating to an offering of a series of debt securities indicates otherwise, the debt securities offered using this prospectus will only be issued in the form of global securities except in special circumstances described below.

If you are an investor in global securities, you should be aware that:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Legal Ownership—Street Name and Other Indirect Holders.”

•

You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global securities. The issuer, the guarantor and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in global securities. The issuer, the guarantor and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in global securities be purchased or sold within its system using same-day funds.

Special Situations When Global Securities Will Be Terminated.

In a few special situations described later, global securities will terminate and interests in them will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or broker to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “Legal Ownership—Street Name and Other Indirect Holders” and “Legal Ownership—Direct Holders.”

The special situations for termination of global securities are:

•	When the depositary notifies the issuer or the guarantor that it is unwilling, unable or no longer qualified to continue as depositary and no successor has been appointed.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed below under “Default and Related Matters—Events of Default.”

The prospectus supplement may also list additional situations for terminating global securities that would apply only to the particular series of debt securities covered by the prospectus supplement. When global securities terminate, the depositary (and not the issuer, the guarantor or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

The issuer may issue guaranteed debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by documents called indentures. The indenture relating to debt securities issued by the issuer is a contract that will be entered into among the issuer, the guarantor and The Bank of New York Mellon. A copy of the form of indenture is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The Bank of New York Mellon, whose offices are located at 240 Greenwich Street, New York, New York 10286, will act as the trustee under the indenture. The trustee has two principal functions:

•

First, it can and, at the direction of a majority of the holders, shall enforce your rights against the issuer or the guarantor if the issuer defaults on the debt securities or the guarantor defaults on a guarantee. However, there are some limitations on the extent to which the trustee may act on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•

Second, the trustee performs administrative functions on behalf of the issuer, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

As you read this section, please remember that the specific terms of a series of debt securities as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. Accordingly, the statements we make in this section may not apply to your debt security.

This section summarizes the material provisions of the indenture, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indenture, the debt securities and the guarantees. This summary is subject to and qualified in its entirety by reference to the indenture. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. We have filed the form of indenture with the SEC as an exhibit to the registration statement on Form F-3 of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

The issuer may issue as many distinct series of debt securities under the indenture as it wishes. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series. The guarantor acts as the guarantor of the debt securities issued under the indenture. The guarantees are described under “Guarantees” below.

The debt securities may be issued as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the specific designation of the debt securities and the aggregate principal amount being offered;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt security is registered;

•	the date or dates on which the principal of the debt securities is payable;

•	the interest rate or rates, the date or dates from which interest will accrue, the dates on which interest is payable and the record dates for determining to whom interest is payable;

•	the place or places where payments of principal and any premium and interest are payable;

•	the terms of any optional or mandatory redemption of debt securities, including the amount of any premium;

•	the denominations in which the debt securities will be issued, if other than US$1,000;

•	any index or formula used to determine the amount of payments on the debt securities;

•	the currency or currencies in which the debt securities are denominated and in which we will make any payments;

•	the portion of the principal amount of the debt securities payable upon acceleration of maturity due to an event of default;

•

if the principal amount of the debt securities will not be determinable prior to maturity, the amount which will be deemed to be the principal amount or the method by which the principal amount will be calculated;

•	the forms of the debt securities and the guarantees;

•	the terms of any defeasance of the debt securities;

•

whether the series of debt securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership—Global Securities,” and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•

any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the trustee or requisite holders to declare the principal amount due and payable following an event of default;

•	any addition to or change in the covenants contained in the indenture;

•

whether additional amounts will be payable as described later under “Special Situations—Payment of Additional Amounts” and, if applicable, a related right to an optional tax redemption for such a series;

•

whether we may from time to time without the consent of the holders of a series of debt securities create and issue further debt securities having the same terms and conditions as the outstanding debt securities so that such further issue is consolidated and forms a single series with the series of the outstanding debt securities;

•	the stock exchange, if any, on which the series of debt securities will be listed; and

•	any other special features of the series of debt securities.

Stated Maturity and Maturity

The term “stated maturity” with respect to any debt security means the day on which the principal amount of that debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of your debt securities. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Interest

Each series of fixed rate debt securities will bear interest from their original issue date or from the most recent date to which interest on the debt securities have been paid or made available for payment. Interest will accrue on the principal of a series of fixed rate debt securities at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment or the debt securities are converted or exchanged. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the date of maturity. Interest on a series of fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months, unless the applicable prospectus supplement provides that the interest will be computed on a different basis.

Guarantee

The guarantor will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the debt securities, subject to limitations on amount so that such guarantee does not constitute a fraudulent conveyance or fraudulent transfer under federal or state law, as set forth in the indenture. Such guarantee includes certain additional amounts which may be payable in respect of the debt securities, as described under “Special Situations—Payment of Additional Amounts.” The guarantor guarantees the payment of such amounts when such amounts become due and payable, whether on an interest payment date, at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the subsection entitled “Legal Ownership—Street Name and Other Indirect Holders.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where the issuer makes payments.

•

Your rights under several special situations, such as if the issuer or the guarantor merge with another company, if the issuer or the guarantor want to change a term of the debt securities or if the issuer or the guarantor want to redeem the debt securities for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indenture that restrict the issuer’s and the guarantor’s ability to incur liens.

•	Your rights if the issuer defaults in respect of its obligations under the debt securities or experiences other financial difficulties.

•	Your rights if the guarantor defaults in respect of its obligations under the guarantees or experience other financial difficulties.

•	The issuer’s and the guarantor’s relationship with the trustee.

Additional Mechanics

Exchange and Transfer

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer your debt securities at the applicable corporate trust office of the trustee. The trustee acts as the issuer’s and the guarantor’s agent for registering debt securities in the names of holders and transferring the debt securities. The issuer or the guarantor may change this appointment to another entity or perform the service themselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)

The issuer or the guarantor may cancel the designation of any particular transfer agent. The issuer or the guarantor may also approve a change in the office through which any transfer agent acts.

If the issuer redeems less than all of the debt securities, it may block the transfer or exchange of debt securities of a particular series during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day the issuer mails the notice of redemption and ends on the day of that mailing. The issuer may also refuse to register transfers or exchanges of debt securities selected for redemption in whole or in part. However, it will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

The issuer will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date. (Section 307)

The issuer will pay interest, principal and any other money due on your debt securities at the applicable corporate trust office of the trustee in New York City. That office is currently located at 240 Greenwich Street, New York, New York 10286. The issuer may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that the issuer will pay all the interest for an interest period to, in the case of certificated debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We recommend that street name and other indirect holders consult their banks or brokers for information on how they will receive payments.

The issuer or the guarantor may also arrange for additional payment offices, and may cancel or change these offices, including the issuer’s or the guarantor’s use of the trustee’s corporate trust office. These offices are called paying agents. The Bank of New York Mellon, located at 240 Greenwich Street, New York, New York 10286, acts as paying agent. The issuer or the guarantor may also choose to act as their own paying agent. The issuer or the guarantor must notify the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

The issuer, the guarantor and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as paying agent, all money that the issuer pays to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to the issuer. After that two-year period, you may look only to the issuer and the guarantor for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

The issuer and the guarantor are generally permitted to consolidate or merge with another company or firm. The issuer and the guarantor are also permitted to sell or lease substantially all of their assets to another firm. However, neither the issuer nor the guarantor may take any of these actions unless all the following conditions are met:

•

Where the issuer or the guarantor merges out of existence or sells or leases all its assets, the other entity must be a corporation, partnership or trust duly organized and validly existing under the laws of the applicable jurisdiction. The applicable jurisdiction will be the jurisdiction in which such successor entity is organized. If such other entity is organized under the laws of a jurisdiction other than Australia (or any State thereof) or the United States (or any State thereof or the District of Columbia), it must indemnify you against any tax, assessment, governmental charge or other cost resulting from the transaction.

•

If the issuer or the guarantor merges out of existence or sells or leases substantially all of its assets, the other entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to the entity that merged or transferred its assets.

•

Neither the issuer nor the guarantor may be in default on the debt securities or guarantees immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Default and Related Matters—Events of Default—What is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	Certain other conditions are met.

It is possible that a merger or other similar transaction could be treated for U.S. federal income tax purposes as a taxable exchange by the holders of debt securities for new securities, which could result in holders recognizing taxable gain or loss for U.S. federal income tax purposes. A merger or other similar transaction could also have adverse tax consequences to holders under other tax laws to which the holders are subject.

We will not need to satisfy the above conditions if we enter into other types of transactions, including any transaction in which the guarantor or its subsidiaries acquire the shares or assets of another entity, any transaction that involves a change of control of the issuer or guarantor but in which it does not consolidate with or merge into another entity and any transaction in which the issuer or the guarantor conveys, transfers or leases less than all or substantially all its assets.

Substitution of issuer

The terms of the debt securities will permit us to transfer the obligations of the issuer of the debt securities of any series, to the guarantor or any of its subsidiaries. To the extent that the guarantor is not itself the new obligor, its guarantee shall remain in place in respect of the relevant debt securities after the substitution. In the case of such a substitution, the issuer prior to such substitution will be relieved of any further obligations under the assumed series of debt securities.

The provisions described under “Payment of Additional Amounts” will also apply to any taxes, assessments or governmental charges imposed by any jurisdiction in which a successor issuer, is organized or incorporated or, if different, tax resident. In such cases, the new obligor will benefit from any optional redemption provision for tax reasons as described below under “— Optional Tax Redemption” or provided for in the prospectus supplement.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to the debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	change any of the issuer’s or the guarantor’s obligations to pay additional amounts described later under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults; and

•	modify or affect, in any manner adverse to you, the obligations of the issuer or the guarantor in respect of the payment of principal, premium, if any, and interest, if any. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for the issuer or the guarantor to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, the issuer or the guarantor cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under “Special Situations—Modification and Waiver—Changes Requiring Your Approval” unless they obtain your individual consent to the waiver. (Section 902 and Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is generally limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting. When taking a vote, the issuer and the guarantor will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, the issuer and the guarantor will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if the issuer or the guarantor have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance—Defeasance and Discharge.” (Section 1302)

•

The issuer and the guarantor will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If the issuer, the guarantor or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 90 days following the record date or another period that the issuer or the guarantor may specify (or as the trustee may specify, if it sets the record date). The issuer and the guarantor may shorten or lengthen (but not beyond 90 days) this period from time to time. (Section 104)

We recommend that street name and other indirect holders consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

Your debt securities may be redeemed in whole, but not in part, in the three tax-related situations described below. The redemption price for the debt securities will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any Additional Amounts due on the date fixed for redemption. Furthermore, you must receive between 10 and 60 days’ notice before your debt securities are redeemed.

The first situation is where, as a result of a change in, or amendment to, any laws, regulations or rulings, or any change in the official application or interpretation of, any laws, regulations or rulings, the issuer or the guarantor determines that it or they would be required to pay Additional Amounts as described later under “Special Situations—Payment of Additional Amounts.”

This applies only in the case of changes or amendments that occur in the jurisdiction where the issuer or the guarantor is incorporated. If the issuer or the guarantor has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

The issuer will not have the option to redeem in this case if the issuer or the guarantor, as the case may be, could have avoided the payment of Additional Amounts or the deduction or withholding by using reasonable measures available to it.

The second situation is where, as a result of a change in, execution of or amendment to, any treaties or the official application or interpretation of any treaties, the guarantor determines that it or any subsidiary of the guarantor would have to deduct or withhold tax on any payment made to the issuer to enable it to make a payment of principal or interest on a debt security.

This applies only in the case of changes, executions or amendments that occur in the jurisdiction where the issuer and the guarantor are incorporated. If the issuer or the guarantor has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

The issuer will not have the option to redeem in this case if the issuer or the guarantor, as the case may be, could have avoided the payment of Additional Amounts or the deduction or withholding by using reasonable measures available to it.

The third situation is where, following a merger, consolidation or sale or lease of the issuer’s or the guarantor’s assets to a person that assumes or, if applicable, guarantees the issuer’s obligations on the debt securities or the guarantor’s obligations on the guarantees, that person would be required to pay Additional Amounts as described later under “Special Situations—Payment of Additional Amounts.”

The issuer or the other person will have the option to redeem the debt securities in this situation even if additional amounts became payable immediately upon completion of the merger or sale transaction, including in connection with an internal corporate reorganization. Neither the issuer nor that person has any obligation under the indenture to seek to avoid the obligation to pay Additional Amounts in this situation.

If the issuer or the guarantor intends to engage in an optional tax redemption, the issuer or the guarantor shall deliver to the trustee an Officer’s Certificate to the effect that the circumstances required for redemption exist. (Sections 1104 and 1108)

Payment of Additional Amounts

All payments of principal, premium, if any, and interest, if any, in respect of the debt securities or the guarantees will, unless otherwise specified in the prospectus supplement, be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a relevant taxing jurisdiction unless that withholding or deduction is required by law. A relevant taxing jurisdiction is any jurisdiction under the laws of which the issuer or the guarantor, as the case may be, or any successor entity, is organized (or any political subdivision or taxing authority of, or in, that jurisdiction having power to tax).

The indenture further provides that if withholding or deduction is required by law, then the issuer or the guarantor, as the case may be, must pay to the holder of any debt security additional amounts (“Additional Amounts”) as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of a relevant taxing jurisdiction, will not be less than the amount then due and payable on that debt security. However, the indenture also provides that the issuer or the guarantor, as the case may be, will not be required to make any payment of Additional Amounts in any of the following circumstances:

•

The underlying tax, assessment or other governmental charge is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•

The tax, assessment or other governmental charge is imposed for a tax or charge imposed due to the presentation of a debt security or a guarantee, if presentation is required, for payment on a date more than 30 days after the later of the date the debt security became due and payable or after the date on which payment was duly provided for, whichever occurs later.

•	The tax, assessment, duty or other governmental charge is on account of an estate, inheritance, gift, transfer, personal property or similar tax, assessment or other governmental charge.

•

The tax, assessment, duty or other governmental charge is payable otherwise than by withholding from payments of (or in respect of) principal of, premium, if any, or interest on, the debt securities or the guarantee.

•

The tax, assessment, duty or other governmental charge is imposed or withheld because the holder or beneficial owner failed to comply with any of the issuer’s or the guarantor’s requests for the following that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•

to make a declaration or other similar claim or satisfy any information or reporting requirements (for example, if an Australian resident holder or non-resident holding the debt securities at or through a permanent establishment in Australia fails to provide an appropriate tax file number (“TFN”), Australian Business Number (“ABN”) or other applicable exemption details).

•	The tax, assessment, duty or other governmental charge results from the debt security or the guarantee being presented for payment in Australia unless presentment could not have been made elsewhere.

•

The tax, assessment, duty or other governmental charge is for any withholding or deduction required to be made with respect to a debt security presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union.

•

The Australian Commissioner of Taxation gives a notice under Section 255 of the Income Tax Assessment Act 1936 of Australia (the “Australian Tax Act”) or Section 260-5 of Schedule 1 of the Taxation Administration Act 1953 of Australia under which withholding, deduction, tax, duties, assessment or other governmental charge is imposed or withheld.

•

The holder of a debt security is the issuer’s “associate” (as that term is defined in Section 128F(9) of the Australian Tax Act) and, as a result, the Australian Tax Act requires withholding tax to be paid on interest or amounts in the nature of interest payable on the debt security.

•

A determination is made by the Australian Commissioner of Taxation that withholding tax is payable because the holder has participated in a scheme to avoid withholding tax provided that neither the issuer nor the guarantor participated in the scheme.

•	Any combination of the items listed above.

In addition, any amounts to be paid on the debt securities will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any amended or successor version that is substantively comparable, the “Internal Revenue Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

In addition, no Additional Amounts shall be paid with respect to any payment of the principal of, premium, if any or any interest on any debt security if the holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) require the payment to be included in the income of a beneficiary or settlor for tax purposes in the case of a fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to Additional Amounts had it been the holder of such debt security.

These provisions will also apply to any taxes, assessments or governmental charges imposed by any jurisdiction in which a successor to the issuer or the guarantor is organized or incorporated or, if different, tax resident. Additional Amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. For more information see “Special Situations—Optional Tax Redemption.”

Restrictive Covenants

Restriction on Liens

Pursuant to the Indenture, so long as any Notes remain outstanding, the guarantor will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt, secured by a Lien on any Principal Property or on any shares of stock in, or Indebtedness of, any Restricted Subsidiary, without effectively providing that the debt securities (together with, if the guarantor shall so determine, any other indebtedness of the guarantor or such Restricted Subsidiary which is not subordinate in right of payment to the prior payment in full of such Notes) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured. This covenant shall not apply to, and there shall be excluded from secured Debt in any computation under this covenant, Debt secured by:

(a) any Lien existing at the date of the issuance of the debt securities;

(b) any Lien on Property of, or on any shares of stock in, or Indebtedness of, any corporation existing at the time such corporation becomes a Restricted Subsidiary or at the time such person is merged into or consolidated with the guarantor or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to the guarantor or a Restricted Subsidiary;

(c) any Lien in favor of the guarantor or any Restricted Subsidiary;

(d) any Lien on property, shares of stock or Indebtedness existing at the time of acquisition thereof (including acquisition through merger, consolidation or other reorganization) or to secure the payment of all or any part, of the purchase price thereof or construction thereon or to secure any Debt incurred prior to, at the time of, or within 24 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 24 months after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase, price thereof or construction thereon (if a commitment for such financing is obtained prior to or within such 24-month period, the applicable Lien shall be deemed to be included in this Clause (d) whether or not such Lien is created within such 24-month period);

(e) any Lien in favor of the Commonwealth of Australia, any state or territory thereof, or any department, agency, instrumentality or political subdivision of either, or any municipal or local authority in Australia, or in favor of any other country or any department, agency, instrumentality or political subdivision thereof or any municipal or local authority therein;

(f) any Lien over oil, gas or other minerals in place or geothermal resources in place, or on related leasehold or other property interests, which are incurred to finance development, production or acquisition costs (including but not limited to Liens securing advance sale obligations);

(g) any Lien over equipment used or usable for drilling, servicing or operation of oil, gas or other mineral properties or geothermal properties;

(h) any Lien on or over all or any part of the interest of the guarantor or any of its Subsidiaries in any joint ventures, including the revenues and assets derived by the guarantor or any of its Subsidiaries in such joint venture, in favor of its co-venturers or the manager or operator of the joint venture (such entities, “Joint Venture Parties”), in each case, to secure the payment of amounts payable to Joint Venture Parties under or in respect of such joint ventures;

(i) any Lien required by any contract or statute in order to permit the guarantor or any of its Subsidiaries to perform any contract or subcontract made with or at the request of the Commonwealth of Australia, any state or territory thereof, or any department, agency, instrumentality or political subdivision of either, or any municipal or local authority in Australia, or with or at the request of any other country or any department, agency, instrumentality or political sub-division thereof or any municipal or local authority therein;

(j) any Lien securing taxes or assessments or other applicable governmental charges or levies, including sales taxes, value added taxes and customs and excise taxes and duties that either (a) are not yet delinquent by more than 30 days or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles; or

(k) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in (a) to (j), inclusive, for amounts not exceeding the principal amount of the borrowed money secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same Property or shares or stock of the Restricted Subsidiary that secured the Lien so extended, renewed or replaced (plus improvements on such Property).

Notwithstanding the above, the guarantor and any one or more Restricted Subsidiaries may create, issue, incur, assume, guarantee or in any other manner become directly or indirectly liable for the payment of Debt secured by a Lien that would otherwise be prohibited under this covenant; provided, however, that the aggregate amount of all such Debt of the guarantor and its Restricted Subsidiaries or any of them together secured by Liens pursuant to this paragraph shall not exceed 15% of Woodside’s Consolidated Net Tangible Assets as of the date within 150 days prior to such determination.

The following transactions shall not be deemed to create Debt secured by a Lien:

(a) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of oil, gas or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas or other mineral payment or a production payment; and

(b) the sale or other transfer by the guarantor or a Restricted Subsidiary of properties to a partnership, joint venture or other entity whereby the guarantor or such Restricted Subsidiary would retain partial ownership of such properties.

Definitions:

For purposes of the above:

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items but including investments in non-consolidated Persons) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendible at the option of the obligor) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on a consolidated balance sheet of Woodside and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Debt” means Indebtedness for Money Borrowed.

“Funded Debt” means all Indebtedness for Money Borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the debt securities, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being (i) renewable or extendible beyond 12 months from such date at the option of the obligor or (ii) issued in connection with a commitment by a bank or other financial institution to lend so that such indebtedness is treated as though it had a maturity in excess of 12 months pursuant to generally accepted accounting principles.

“generally accepted accounting principles”, with respect to any computation required or permitted under the Indenture, means generally accepted accounting principles used in the preparation of the guarantor’s audited financial statements at the date of such computation and as applied by the guarantor.

“Indebtedness” means any Indebtedness for Money Borrowed or representing the deferred purchase price of property or assets purchased.

“Indebtedness for Money Borrowed” means any indebtedness for money borrowed now or hereafter existing and any liabilities under any bond, note, bill, loan, stock or other security in each case issued for cash or in respect of acceptance credit facilities or as consideration for assets or services, but excluding such liabilities incurred in relation to the acquisition of goods or services in the ordinary course of business of the person incurring such liabilities.

“Lien” means any mortgage, pledge, charge, security interest, encumbrance or lien.

“Principal Property” means (i) any manufacturing plant, processing plant or property interest in oil, gas or other minerals in place or in geothermal resources in place or (ii) any pipeline, warehouse, office building or interest in real property, in each case which (a) is located in Australia, onshore or offshore, (b) is owned by the guarantor or any Restricted Subsidiary and (c) the gross book value (without deduction of any depreciation or depletion reserves) of which, on the date as of which the determination is being made, exceeds 2% of Consolidated Net Tangible Assets; provided that any such plant, property interest, pipeline, warehouse, office building, interest in real property, or any portion of the foregoing, which, in the opinion of the Board of Directors of the guarantor, is not of material importance to the total business conducted by the guarantor and its Subsidiaries as an entirety is not a Principal Property.

“Property” means any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

“Restricted Subsidiary” means a Subsidiary of the guarantor (i) that has substantially all of its assets located in Australia, onshore or offshore, and (ii) that owns a Principal Property.

As of December 31, 2023, Woodside had nil secured indebtedness outstanding.

Defeasance and Covenant Defeasance

The following discussion of defeasance and discharge will be applicable to your debt securities only if the issuer or the guarantor so elects. (Article 13) If we do so elect, we will state that in the applicable prospectus supplement.

Defeasance and Discharge

The issuer or the guarantor can legally release itself from any payment or other obligations on the debt securities or the guarantees, as the case may be, except for various obligations described below, if the issuer or the guarantor, in addition to other actions, put in place the following arrangements for you to be repaid:

•

The issuer or the guarantor must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

The issuer or the guarantor must deliver to the trustee a legal opinion of the issuer’s or the guarantor’s counsel confirming that either (A) there has been a change in U.S. federal income tax law or (B) the issuer or the guarantor has received from, or there has been published by, the U.S. Internal Revenue Service (“IRS”) a ruling, in each case to the effect that it or they may make the above deposit without causing you to be taxed on the debt securities any differently than if it or they did not make the deposit and just repaid the debt securities themselves at maturity.

However, even if the issuer or the guarantor take these actions, a number of their respective obligations relating to the debt securities or the guarantees, as the case may be, will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The issuer or the guarantor can be legally released from compliance with certain covenants, including those described under “Restrictive Covenants” and including the related “Default and Related Matters—Events of Default” if the issuer or the guarantor, as the case may be, take all the steps described above under “Defeasance and Covenant Defeasance—Defeasance and Discharge” except that the opinion of counsel does not have to refer to a change in U.S. federal income tax laws or a ruling from the IRS.

Default and Related Matters

Ranking

The debt securities will not be secured by any of the issuer’s or the guarantor’s property or assets. Thus, by owning these debt securities, holders are unsecured creditors of the issuer. These debt securities will not be subordinated or senior to any of the issuer’s other unsecured unsubordinated debt obligations. The guarantees will not be subordinated or senior to any of the guarantor’s other unsecured unsubordinated debt obligations. This means that, in a bankruptcy or liquidation proceeding against the issuer or the guarantor, the issuer’s obligations under these debt securities and the guarantor’s obligation under the guarantees would rank equally in right of payment with all of the issuer’s and the guarantor’s other unsecured and unsubordinated debt, respectively, except debt given preference by law.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default? The term event of default means any of the following:

•	Neither the issuer nor the guarantor pays the principal or any premium on a debt security at its maturity and if such failure to pay persists for more than three business days.

•	Neither the issuer nor the guarantor pays interest or any additional amounts on a debt security within 30 days of its due date.

•	The issuer or the guarantor does not deposit any sinking fund payment on its due date or within any applicable grace period.

•

The issuer or the guarantor remains in breach of a covenant or any other term of the indenture applicable to the debt securities and the guarantees for 90 days after the issuer and the guarantor receive a notice of default stating the issuer or the guarantor is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities.

•

The issuer’s or the guarantor’s other borrowings in principal amount of at least US$150,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings, without such acceleration having been rescinded or annulled within a period of 30 days after the issuer and the guarantor receive a notice of default from the trustee or holders of 25% of the principal amount of the debt securities.

•	An order is made or a resolution is passed for the issuer’s or the guarantor’s winding up.

•	The issuer or the guarantor stops payment of its debts generally.

•	The issuer or the guarantor is declared insolvent by a competent judicial authority or admits in writing its inability to pay its debts as they fall due.

•	The issuer or the guarantor enters into or makes any arrangement with its creditors generally, including the entering into of some form of moratorium with its creditors generally.

•

A court having jurisdiction in the premises enters a decree or order for relief in respect of the issuer or the guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or a receiver, administrator, liquidator, custodian, trustee or sequestrator (or similar officer) is appointed over the whole or substantially the whole of the issuer’s or the guarantor’s assets.

•

The issuer or the guarantor commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, other than a case commenced under an applicable law not pertaining to bankruptcy or insolvency for the purposes of a reorganization where the issuer or the guarantor, as the case may be, are solvent, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, administrator, liquidator, assignee, custodian, trustee or sequestrator (or similar official) over the whole or substantially the whole of its or their assets, as the case may be, or make any general assignment for the benefit of creditors.

•	Any other event of default provided with respect to securities of that series. (Section 501)

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of not less than 25% in principal amount of the debt securities may declare the entire principal amount and any accrued interest of all the debt securities to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities if the issuer or the guarantor has paid the outstanding amounts, other than amounts due because of the acceleration of maturity, and the issuer or the guarantor has satisfied certain other conditions. (Section 502)

Other than the duty to act with the required standard of care in the case of a default, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If indemnity in form and amount satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing other actions specified under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of not less than 25% in principal amount of all outstanding debt securities must make a written request that the trustee take action because of the default, and must offer indemnity in form and amount satisfactory to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities during that period. (Section 507)

However, such limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 508)

We recommend that street name and other indirect holders consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

Each of the issuer and the guarantor will furnish to the trustee within 120 days of the end of each fiscal year of the guarantor a written statement of certain of its officers, certifying that, to the knowledge of the signers thereof, it is in compliance with the indenture and the debt securities, or else specifying any default and the nature and status thereof. (Section 1004)

Further Issues

We may from time to time, without notice to or the consent of the holders of the debt securities offered in this offering, create and issue additional debt securities having the same terms as and ranking equally and ratably with the debt securities offered in this offering in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, shall be fungible for U.S. federal income tax purposes with, and shall have the same terms as to status, redemption or otherwise as, those debt securities.

Regarding the Trustee

The guarantor and certain of its subsidiaries may maintain banking relations with the trustee, or affiliates of the trustee, in the ordinary course of their business. Additionally, the issuer and the guarantor have agreed (jointly) to reimburse and indemnify the trustee in performing its obligations under the indenture.

If the trustee has a conflicting interest with respect to the debt securities within the meaning of the Trust Indenture Act of 1939, the trustee may be required to resign as trustee under the indenture and the issuer or the guarantor would be required to appoint a successor trustee.

Governing Law

The indenture is, and the debt securities and guarantees will be, governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Consent to Service of Process

The indenture provides that the issuer and the guarantor will severally appoint an authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the debt securities offered under the indenture brought in any federal or state court in the Borough of Manhattan, City of New York, New York, and the issuer and the guarantor will irrevocably submit to the non-exclusive jurisdiction of, and waive objection to venue in, such courts in any such legal action or proceeding.

CLEARANCE AND SETTLEMENT

Debt securities that Woodside Finance issues may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”) and Euroclear SA/NV (“Euroclear”) in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities Woodside Finance issues in global form will be made in United States dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Global securities will be registered in the name of a nominee for, and accepted for settlement and clearance by, one or more of, Euroclear, Clearstream, Luxembourg, DTC and any other clearing system identified in the applicable prospectus supplement.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries which, in the case of securities for which a global security in registered form is deposited with DTC, in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has previously advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has previously advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has previously advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Financial Services and Markets Authority (L’Autorité des Services et Marchés Financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s same-day funds settlement system, or such other procedures as are applicable for other securities.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in United States dollars, on the settlement date. For payments in a currency other than United States dollars, debt securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors that hold their debt securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities.

If payment is made in United States dollars, settlement will be in same-day funds. If payment is made in a currency other than United States dollars, settlement will be free of payment. If payment is made other than in United States dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between DTC and Euroclear or Clearstream

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the debt securities either against payment or free of payment.

The interests in the debt securities will be credited to the relevant clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the debt securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing debt securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on debt securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in debt securities, or to receive or make a payment or delivery of debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

MATERIAL TAX CONSEQUENCES

The following statements with respect to taxation do not take into account all the specific circumstances that may be relevant to a particular holder and are based on advice we have received. We urge you to consult your own tax advisers concerning the consequences, in your particular circumstances, under Australian and United States federal, state and local tax laws, and the laws of any other relevant taxing jurisdiction, of the ownership of the debt securities. The statements with respect to taxation presented here, together with the statements with respect to taxation contained in the prospectus supplement, will be a summary of the material tax consequences which will generally be applicable to certain holders of debt securities being offered. If there is any inconsistency between the statements with respect to taxation presented here and those in the prospectus supplement, however, the terms in the prospectus supplement will apply and will replace those presented here.

U.S. Federal Income Taxation

This section is a discussion of the material U.S. federal income tax considerations of owning and disposing of the debt securities we will offer. This discussion is the opinion of Sullivan & Cromwell LLP, United States tax counsel to the issuer and the guarantor.

This discussion applies to initial purchasers of debt securities who purchase the debt securities at the price set forth on the cover of the relevant prospectus supplement and who will hold the debt securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code. This discussion does not describe all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as the debt securities held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, partnerships and their partners, and tax-exempt organizations (including private foundations)), to investors that will hold the debt securities as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, to investors that own debt securities that are hedged against interest rate risks, to investors that will purchase or sell debt securities as part of a wash sale for U.S. federal income tax purposes, or to U.S. holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not discuss any state or local tax consequences, tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, or non-United States tax considerations. Each prospective investor is urged to consult its tax adviser regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the debt securities.

This section deals only with debt securities that are (i) due to mature 30 years or less from the date on which they are issued, (ii) issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes, (iii) not subject to the U.S. federal income tax rules that govern contingent payment debt instruments, and (iv) denominated in U.S. dollars. The U.S. federal income tax consequences of owning debt securities that do not satisfy any of these requirements will be discussed in an applicable prospectus supplement.

This section is based on the Internal Revenue Code, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, as well as on the Tax Convention between the United States and Australia for the Avoidance of Double Taxation (the “Treaty”). These authorities are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds the debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax adviser with regard to the U.S. federal income tax treatment of an investment in the debt securities.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. For the purposes of this discussion, a “U.S. holder” is a beneficial owner of a debt security that is, for U.S. federal income tax purposes:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created in, or organized under the law of, the United States or any State or political subdivision thereof;

(iii)	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

(iv)

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

Interest payable on the debt securities and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts (“additional amounts”), will be taxable to a U.S. holder as ordinary income when received or accrued in accordance with the U.S. holder’s method of tax accounting and will constitute foreign source income for U.S. federal income tax purposes. If any Australian taxes are withheld in respect of any payments on the debt securities, a U.S. holder may elect to claim either a deduction or, subject to certain complex limitations, a foreign tax credit for U.S. federal income tax purposes. To the extent a reduction or refund of the tax withheld is available to a U.S. holder under Australian law or under the Treaty, the amount of tax withheld that could have been reduced or that is refundable will not be eligible for credit against the holder’s U.S. federal income tax liability. If a U.S. holder elects to claim a foreign tax credit, rather than a deduction, for a particular tax year, such election will apply to all foreign taxes paid by the U.S. holder in the particular year. Interest payable on the debt securities and any additional amounts thereon will generally be “passive” income for purposes of the rules regarding the foreign tax credit allowable to a U.S. holder.

Sale, Redemption, or Retirement of Debt Securities

A U.S. holder’s tax basis in a debt security will generally be its cost. A U.S. holder will generally recognize United States source capital gain or loss upon the sale, redemption, retirement, or other disposition of the debt securities in an amount equal to the difference between the amount realized from such disposition, other than any amount attributable to accrued but unpaid interest (which will be treated as interest payments as described above under “—Payments of Interest”), and the U.S. holder’s adjusted tax basis in the debt securities. Any such gain or loss will generally be long-term if the debt securities have been held by the U.S. holder for more than one year. Long-term capital gain of a noncorporate U.S. holder is generally taxed at preferential rates. The deductibility of a capital loss is subject to limitations.

Substitution of Issuer

If we engage in the activities described under “Description of Debt Securities and Guarantees — Special Situations—Substitution of Issuer”, a U.S. holder could be treated for U.S. federal income tax purposes as having constructively exchanged its debt securities for new debt securities in a taxable transaction, resulting in realization of gain or loss. U.S. holders should consult their tax advisers with regard to whether our engaging in such activities results in a constructive exchange and, if so, the U.S. federal income tax consequences of such constructive exchange and of holding the new debt securities such holder is deemed to receive.

Information with Respect to Foreign Financial Assets

U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons (such as the debt securities), (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. U.S. holders should consult their tax advisers regarding the application of this reporting requirement to their ownership of the debt securities.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. For the purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of a debt security that is, for United States federal income tax purposes:

(i)	a non-resident alien individual;

(ii)	a foreign corporation; or

(iii)	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

Interest on Debt Securities

Subject to the discussion of backup withholding below, interest on a note paid to a non-U.S. holder is exempt from United States federal income tax, including withholding tax, whether or not the non-U.S. holder is engaged in a trade or business in the United States, unless:

(i)	the non-U.S. holder is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

(ii)	the non-U.S. holder both:

(a) has an office or other fixed place of business in the United States to which the interest is attributable; and

(b)derive the interest in the active conduct of a banking, financing or similar business within the United States, or are a corporation with a principal business of trading in stocks and securities for its own account.

Sale, Redemption, or Retirement of Debt Securities

A non-U.S. holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of the non-U.S. holder’s debt securities unless:

(i)

the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty as a condition for subjecting such non-U.S. holder to United States taxation on a net income basis, the gain is attributable to a permanent establishment that such non-U.S. holder maintain in the United States; or

(ii)

in the case of gain realized by an individual non-U.S. holder, such non-U.S. holder is present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Backup Withholding and Information Reporting

In general, we and other payors are required to report to the IRS payments of principal and interest on a noncorporate U.S. holder’s debt securities made within the United States, and the payment of proceeds to a noncorporate U.S. holder from the sale of a debt security effected at a United States office of a broker (unless payment is made to an exempt recipient). In addition, we and other payors are required to report to the IRS the payment of proceeds of the sale of the debt securities before maturity within the United States. Additionally, backup withholding would apply to certain payments to a U.S. holder, if the U.S. holder fails to provide an accurate taxpayer identification number, or is notified by the IRS that it is has failed to report all interest and dividends required to be shown on its federal income tax returns.

In general, we and other non-U.S. payors are not required to report to the IRS payments of principal and interest on a non-U.S. holder’s debt securities made outside the United States. We and other payors are also generally not required to report to the IRS payments of principal and interest on a non-U.S. holder’s debt securities made within the United States, or the payment of proceeds to a non-U.S. holder from the sale of a debt security effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) the non-U.S. holder otherwise establishes an exemption.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

A holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s income tax liability by filing a refund claim with the IRS.

Australian Taxation

The following is a summary of the Australian tax consequences of an investment in the debt securities, based on the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) (collectively, the “Australian Tax Act”), the Taxation Administration Act 1953 (Cth) (“Taxation Administration Act”), and any relevant regulations, rulings or judicial interpretations and administrative policies and practices, as at the date of this prospectus and is the opinion of Herbert Smith Freehills, the Australian taxation counsel to us.

This summary is general in nature and is not exhaustive. In particular:

•

the summary does not deal with the position of certain classes of holders of debt securities (including dealers in securities, custodians or other third parties who hold debt securities on behalf of any beneficial holders of debt securities);

•	the summary does not deal with all payments and events that could occur under the terms of the debt securities;

•	the particular terms of issue of any series of debt securities may affect the tax treatment of the debt securities; and

•	the summary does not consider the possible tax implications for investors under the tax laws of jurisdictions other than Australia.

The summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. Purchasers of debt securities should consult their own tax advisers for specific advice regarding the consequences, in their particular circumstances, under Australian tax laws, and the laws of any other taxing jurisdiction, of the ownership of or any dealing in any debt securities.

Information regarding taxes in respect of an offer of debt securities may also be set out in the relevant prospectus supplement.

The key defined terms used in this summary are as follows

“Australian Holder” means a holder of debt securities who is: (i) an Australian tax resident who does not acquire the debt securities in the course of carrying on business at or through a permanent establishment outside Australia; or (ii) a non-resident for Australian tax purposes who acquires the debt securities in the course of carrying on business at or through a permanent establishment in Australia.

“Offshore Associate” means an Offshore Holder who is an associate (as defined in section 128F(9) of the Australian Tax Act) of Woodside Finance Limited.

“Offshore Holder” means a holder of debt securities who is: (i) a non-resident Offshore Holder, being a non-resident for Australian tax purposes who does not acquire the debt securities in the course of carrying on a business at or through a permanent establishment in Australia; or (ii) an Australian resident Offshore Holder, being an Australian tax resident who acquires the debt securities in the course of carrying on business at or through a permanent establishment outside Australia.

Payments under the Debt Securities

Debt/Equity Provisions

Division 974 of the Australian Tax Act contains tests for characterizing debt (for all entities) and equity (for companies) for Australian tax purposes, including for the purposes of dividend withholding tax and interest withholding tax (“IWT”).

Woodside Finance Limited intends to issue debt securities using this prospectus that would be characterized as “debt interests” for the purposes of the tests contained in Division 974 of the Australian Tax Act, and the returns paid on such debt securities are to be characterized as “interest” for the purpose of section 128F of the Australian Tax Act.

Payments of Interest

A payment of interest in respect of a debt security issued by Woodside Finance Limited to an Offshore Holder will be subject to IWT at the rate of 10 per cent of the gross amount of the payment, unless either:

•	the exemption in section 128F of the Australian Tax Act applies; or

•	relief from IWT is available under a tax treaty or another exemption under the Australian Tax Act.

Deemed interest can arise in certain circumstances where the debt securities are disposed of to an Australian Holder and this deemed interest will be subject to IWT, unless the exemption in section 128F applies.

Section 128F Exemption

An exemption from IWT is available in respect of interest paid on the debt securities if the requirements of section 128F of the Australian Tax Act are satisfied.

Woodside Finance Limited proposes to issue the debt securities in a manner that meets the requirements of the ‘public offer test’ in section 128F of the Australian Tax Act. Accordingly, if the Section 128F requirements are satisfied, payments of interest to Offshore Holders will not be subject to Australian interest withholding tax.

The issue of the debt securities should satisfy the ‘public offer test’ if it results from the debt securities or interests in the debt securities being offered for issue:

•

to 10 or more persons carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets who are not “associates” (as defined in section 128F(9) of the Australian Tax Act) of each other;

•	to 100 or more qualifying potential investors;

•	as a result of being accepted for listing on a stock exchange;

•	as a result of negotiations being initiated via electronic or other market sources used by financial markets for dealing in instruments similar to the debt securities; or

•	to a dealer, manager or underwriter who, under an agreement with Woodside Finance, offers the debt securities for sale within 30 days in one of the preceding methods.

The public offer test will not be satisfied if, at the time of issue, Woodside Finance Limited knew or had reasonable grounds to suspect that the debt securities, or an interest in the debt securities, was being, or would later be, acquired either directly or indirectly by an Offshore Associate of Woodside Finance Limited other than one acting in the capacity of a dealer, manager or underwriter in relation to the placement of the debt securities or in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

In addition to the prohibition against issuing the debt securities to certain Offshore Associates, the section 128F exemption will not be available in respect of interest paid to a person if, at the time when the amount is paid, Woodside Finance Limited knows, or has reasonable grounds to suspect, that the person is an Offshore Associate other than an Offshore Associate that receives the payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme.

A global bond is also an instrument which can qualify for the Section 128F withholding tax exemption. In order to be classified as a global bond for Australian income tax law:

•	the debt securities must describe themselves as global bonds or global notes;

•	the debt securities must be issued to a clearing house, or to a person as trustee for one or more clearing houses;

•	in connection with the issue, the clearing houses must confer rights in relation to the debt securities on other persons and record the existence of those rights;

•	before the issue of the debt securities it must be announced that such rights will be able to be created;

•	the public offer test set out above must be satisfied in relation to the rights; and

•

under the terms of the debt securities it must be possible for interests in the debt securities to be surrendered in exchange for other debentures or debt interests issued by the same issuer that are not themselves global bonds.

Exemption Available under Certain Tax Treaties

If the exemption in section 128F of the Australian Tax Act does not apply, a non-resident Offshore Holder may be eligible for relief from IWT under a tax treaty between Australia and the Offshore Holder’s country of residence.

The availability of this exemption will depend on the nature of the Offshore Holder and the provisions of the relevant tax treaty. For instance, the exemption may apply if the Offshore Holder is:

•

a “financial institution” (as that term is defined in the relevant tax treaty) in the United States, United Kingdom or certain other countries that is unrelated to, and dealing wholly independently with, Woodside Finance Limited; or

•	a certain kind of government entity.

Prospective purchasers of debt securities should consult their tax advisers regarding their entitlement to benefits under a tax treaty.

Payments under the Guarantee

Australian income tax law does not specifically address the question of whether or not any payment by the guarantor under the guarantee of an amount in respect of interest on a debt security issued by Woodside Finance Limited would be subject to IWT.

In Taxation Determination TD 1999/26, the Australian Taxation Office concludes that:

•	payments by an Australian resident guarantor in respect of interest on debentures should be regarded as interest subject to IWT; and

•

such payments should be entitled to the benefit of the exemption contained in section 128F of the Australian Tax Act if payments of interest in respect of those debentures by Woodside Finance would themselves be exempt from Australian IWT under section 128F of the Australian Tax Act.

As such, if the debt securities are issued in compliance with section 128F of the Australian Tax Act, then any payment by the guarantor under the guarantee of any amount in respect of interest on a debt security issued by Woodside Finance Limited should not be subject to IWT.

Payment of Additional Amounts

If the issuer or guarantor is compelled by law to deduct or withhold an amount in respect of any Australian withholding taxes, then the issuer or guarantor (as the case may be) must pay to the holder of debt securities such additional amounts as may be necessary in order to ensure that the net amount received by the holder of debt securities after deduction or withholding equals the amount which would have been received if the deduction or withholding had not been made. In such circumstances, the issuer may have an option to redeem the debt securities. Refer to the sections entitled “Description of Debt Securities and Guarantees—Special Situations—Payment of Additional Amounts” and “Description of Debt Securities and Guarantees—Special Situations—Optional Tax Redemption” for further details.

Income Tax Matters

Interest Income on Debt Securities

Non-resident Offshore Holder

If the requirements in section 128F of the Australian Tax Act are satisfied in respect of a debt security:

•	amounts of interest derived by a non-resident Offshore Holder should not be subject to Australian income tax; and

•	any deemed interest that can arise in certain circumstances where the debt securities are disposed of to an Australian Holder should also not be subject to Australian income tax.

Australian Holder

An Australian Holder will generally be assessed for Australian tax purposes on the interest income derived on the debt securities.

Whether the interest income will be assessed on a cash receipts or accruals basis will depend upon the tax status of the particular Australian Holder, the terms of the debt securities and whether the rules on the ‘Taxation of Financial Arrangements’ (“TOFA rules”) in Division 230 of the Australian Tax Act apply to the Australian Holder.

Profit on Redemption or Disposal of Debt Securities

Non-resident Offshore Holder

Any profit or gain made on a disposal or a redemption of a debt security by a non-resident Offshore Holder will not be subject to Australian income tax, if such profit or gain does not have an Australian source.

Whether a profit or gain on a disposal of a debt security has an Australian source is a question of fact that must be determined on the basis of the circumstances existing at the time of the disposal or redemption.

For a disposal of debt securities, in general, the profit or gain should not have an Australian source if the debt security is:

•	acquired and held by the non-resident Offshore Holder outside Australia;

•	held (at all times) in carrying on a business or activities conducted exclusively outside Australia; and

•

disposed of to another non-resident, either directly or through a non-resident agent, where all negotiations are conducted outside Australia and all transaction documents are concluded outside Australia.

However, this is not an exhaustive list of the factors that can determine source, nor would the absence of one of these elements, of itself, mean that there is an Australian source. The determination of source will depend on a weighing up of all the relevant circumstances.

If the profit or gain on the disposal or redemption of the debt security has an Australian source, the non-resident Offshore Holder may be eligible for relief from Australian tax on such profit or gain, under a tax treaty between Australia and the non-resident Offshore Holder’s country of residence. Prospective purchasers of debt securities should consult their tax advisers regarding their entitlement to benefits under a tax treaty.

Australian Holder

Any gain or loss made by an Australian Holder, including foreign exchange gains and losses, on the disposal or redemption of a debt security will generally be assessable or deductible (as the case may be) for Australian tax purposes.

The precise rules which give effect to the recognition and timing of any such gain or loss will vary depending on the status of the Australian Holder and whether the TOFA rules apply to the Australian Holder (see below).

TOFA Rules

The TOFA rules contains rules for the taxation of “financial arrangements” (which will include the debt securities) if a Holder is subject to the TOFA rules.

The TOFA rules generally only apply on a mandatory basis to certain taxpayers, having regard to turnover and asset thresholds, although other taxpayers may elect into the regime. The rules contemplate a number of different methods for bringing to account gains and losses in relation to financial arrangements (including the default accruals and realization methods, and the elective fair value, retranslation, hedging and use of financial accounting records).

If a Holder is subject to the TOFA rules then they should consult their tax advisers in relation to the manner in which gains and losses in relation to the debt securities should be recognized.

The TOFA rules do not alter the rules relating to the imposition of Australian IWT. In particular, they do not affect the IWT exemption available under section 128F of the Australian Tax Act (discussed above).

Australian Resident Offshore Holder

Specific rules apply to the taxation of Australian residents who derive income in the course of carrying on business at or through a permanent establishment outside Australia. The application of these rules varies depending on the country in which that permanent establishment is located.

Accordingly, Australian resident Offshore Holders should contact their tax advisers for specific advice relating to their particular circumstances.

Other Australian Tax Matters

Stamp Duty

No ad valorem stamp, issue, registration or similar taxes are payable in Australia on the issue, transfer or redemption of any debt securities.

Goods and Services

Neither the issue, acquisition or disposal of debt securities, nor the receipt or payment of interest or principal, will give rise to a liability for goods and services tax (“GST”) in Australia, on the basis that the supply of debt securities will comprise either an input taxed financial supply or (in the case of an offshore purchaser) a GST-free supply.

ABN/TFN Withholding Tax

Section 12-140 of Schedule 1 to the Taxation Administration Act imposes a type of withholding tax at the highest marginal rate of tax for individuals plus the Medicare Levy on the payment of interest on certain registered securities.

If the requirements of section 128F of the Australian Tax Act are satisfied in respect of a debt security, then this withholding requirement should not apply to payments made to a holder of debt securities who is a non-resident and who does not hold the debt securities in carrying on business at or through a permanent establishment in Australia.

Payments to other classes of holders of debt securities may be subject this withholding where the holder does not quote an Australian tax file number or Australian Business Number or provide proof of an appropriate exemption (as applicable).

Supply Withholding Tax

Payments in respect of the debt securities can be made free and clear of any “supply withholding tax” imposed under section 12-190 of Schedule 1 to the Taxation Administration Act.

Directions by the Commissioner

The Commissioner of Taxation may give a direction under section 255 of the Australian Tax Act or section 260-5 of Schedule 1 to the Taxation Administration Act or any similar provision, requiring Woodside Finance to deduct from any payment to any other party (including a holder of debt securities) any amount in respect of tax payable by that other party.

Additional Withholdings from Certain Payments to Non-residents

Section 12-315 of Schedule 1 to the Taxation Administration Act allows regulations to be made requiring withholding from certain payments to non-residents.

As at the date of the prospectus, no regulations have been made that would require any withholding on payments in respect of the debt securities.

Non-resident Capital Gains Tax Withholding

Holders of debt securities should not be required to withhold any amounts on the acquisition of the debt securities, and should not be subject to withholding on disposal or redemption of the debt securities under section 14-200 of Schedule 1 to the Taxation Administration Act on the basis that the debt securities do not constitute membership interests (for Australian tax purposes) in another entity.

Substitution of Issuer

If we engage in the activities described under “Description of Debt Securities and Guarantees— Special Situations—Substitution of Issuer”, an Australian Holder could be treated for Australian income tax purposes as having disposed of, or had the cancellation of, its debt securities for new debt securities in a taxable transaction, resulting in realization of gain or loss. Australian Holders should consult their tax advisers with regard to whether our engaging in such activities results in a deemed disposal or cancellation and, if so, the Australian income tax consequences of such deemed disposal or cancellation and of holding the new debt securities such holder is deemed to receive.

The substitution of the issuer may also cause the new debt securities to not be eligible for the IWT exemption under section 128F of the Australian Tax Act.

PLAN OF DISTRIBUTION

We may sell any series of debt securities being offered under this prospectus in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors; or

•	directly or through dealers or agents to other purchasers.

An accompanying prospectus supplement may add to, update or change information contained in this prospectus and will set forth the specific terms of the offering of the debt securities, including:

•	the name or names of any underwriters, dealers or agents involved in the sale of the debt securities;

•	the purchase price of such debt securities and the proceeds to be received by us;

•	the initial public offering price of such debt securities;

•	the principal amounts, if any, to be purchased by underwriters;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the compensation, if any, of such underwriters or agents; and

•	any exchange on which the debt securities will be listed.

If we use underwriters for the sale of debt securities, the underwriters may acquire the debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of the sale; or

•	at prices related to prevailing market prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any debt securities will be conditioned on closing conditions. The underwriters will be obligated to purchase all of such debt securities, if any are purchased.

Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in the debt securities, but such underwriters will not be obliged to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange. Unless specified in the applicable prospectus supplement, debt securities offered by a prospectus supplement will be a new issue of securities and will have no established trading market.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us under the Securities Act of 1933, or to contribution with respect to payments that the underwriters or agents may be required to make.

Underwriters and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of business.

If we use dealers in the sale of debt securities, we will sell the debt securities to them as principals. They may then resell those debt securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the debt securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those debt securities. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

VALIDITY OF THE SECURITIES

The validity of the debt securities and guarantees will be passed upon for us by Sullivan & Cromwell, Melbourne, Victoria, Australia, as to certain matters of New York law. The validity of the debt securities and guarantees will be passed upon for us by Herbert Smith Freehills, Melbourne, Victoria, Australia as to certain matters of Australian law.

EXPERTS

The consolidated financial statements of Woodside Energy Group Ltd as of December 31, 2023 and December 31, 2022 and for each of the two years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2023, incorporated in this Prospectus by reference to Woodside Energy Group Ltd’s Annual Report on Form 20-F for the year ended December 31, 2023, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Woodside Energy Group Ltd (f/k/a Woodside Petroleum Ltd) as at December 31, 2021 and for the year then ended before the effects of the adjustments to the 2021 consolidated financial statements to reflect the change in the composition of reportable segments described in Note A.1 to the 2023 financial statements (not separately presented herein), have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon, included in Woodside Energy Group Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2023. The adjustments to the consolidated financial statements for the year ended December 31, 2021 for the change in the composition of reportable segments described in Note A.1 to the 2023 consolidated financial statements have been audited by PricewaterhouseCoopers. The consolidated financial statements for the year ended December 31, 2021 incorporated into this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance upon the reports of (1) Ernst & Young, solely with respect to those financial statements before the effects of the adjustments to reflect the change in the composition of reportable segments described in Note A.1 (not separately presented herein); and (2) PricewaterhouseCoopers solely with respect to the adjustments to those financial statements to reflect the change in the composition of reportable segments described in Note A.1, given upon their authority as experts in accounting and auditing.